As Filed With the Securities and Exchange Commission on February 14, 2000
                                                   Registration No. 333-________
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                        DIMENSIONAL VISIONS INCORPORATED
                 (Name of small business issuer in its charter)
                                   ----------
           Delaware                                        23-2517953
(State of other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                                      2759
                          (Primary Standard Industrial
                           Classification Code Number)
                                   ----------

                        2301 W. Dunlap Avenue, Suite 207
                     Phoenix, Arizona 85021, (602) 997-1990
          (Address and telephone number of principal executive office)

                     Prentice Hall Corporation System, Inc.
                                1013 Centre Road
                      Wilmington, DE 19805, (302) 998-0595
            (Name, address and telephone number of agent for service)
                                   ----------
                                   COPIES TO:
                               Lynne Bolduc, Esq.
                                 Horwitz & Beam
                          Two Venture Plaza, Suite 350
                        Irvine, CA 92618, (949) 453-0300
                                   ----------
                Approximate Date of Proposed Sale to the Public.

   As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                       Proposed Maximum  Proposed Maximum    Amount of
Title of Each Class of               Number of Shares   Offering Price      Aggregate      Registration
Securities to be Registered          to be Registered    Per Share(1)     Offering Price       Fee
-------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value             855,973       $0.84375         $  722,227.20      $  190.67
Common Stock, $0.001 par value,
  underlying Series D Preferred Stock      750,000       $0.84375(2)      $  632,812.50      $  167.06
Common Stock, $0.001 par value,
  underlying Series E Preferred Stock      675,000       $0.84375(3)      $  569,531.25      $  150.36
Common Stock, $0.001 par value,
  underlying Debt Securities               314,292       $0.84375(4)      $  265,183.88      $   70.01
Common Stock, $0.001 par value,
  underlying Warrants                    7,327,210       $0.84375(5)      $6,182,333.44      $1,632.14
Common Stock, $0.001 par value,
  underlying Stock Option Plan           1,500,000       $0.84375(6)      $1,265,625.00      $  334.13
-------------------------------------------------------------------------------------------------------
Total                                   11,422,475                        $9,637,713.27      $2,544.37
=======================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and based upon the average of the bid and asked prices for the Common Stock on February 7, 2000, as reported by the OTC Bulletin Board.
(2) Represents Common Stock issuable upon conversion of the Company's Series D Preferred Stock.
(3) Represents Common Stock issuable upon conversion of the Company's Series E Preferred Stock.
(4) Represents Common Stock issuable upon conversion of the Company's debt securities.
(5) Represents Common Stock issuable upon exercise of warrants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional Common Shares which may become issuable by reason of the antidilution provisions of the Warrants.
(6) Represents Common Stock issuable upon exercise of options from the Company's 1999 Stock Option Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
================================================================================

                                   PROSPECTUS
                        DIMENSIONAL VISIONS INCORPORATED
                              11,422,475 SHARES OF
                                  COMMON STOCK
                               ($0.001 PAR VALUE)

THE OFFERING:

This Offering relates to the possible sale, from time to time, by certain stockholders, the "Selling Stockholders," of Dimensional Visions Incorporated of up to 11,422,475 shares of common stock of Dimensional Visions. We will not receive any proceeds from sales by Selling Stockholders other than from the exercise of warrants or the conversion of debt. All expenses incurred in registering these shares for sale (approximately $37,000) are being borne by Dimensional Visions, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Selling Stockholders."

The shares of common stock offered hereby have been acquired by the Selling Stockholders from Dimensional Visions in private transactions and are "restricted securities" under the Securities Act of 1933, as amended, prior to their sale hereunder. This prospectus has been prepared for the purpose of registering the shares to allow for future resales by the Selling Stockholders to the public without restriction. To the best of our knowledge, the Selling Stockholders have made no arrangement with any brokerage firm for the sale of any shares. See "Plan of Distribution."

MARKET FOR THE SHARES:

The Common Stock of Dimensional Visions is traded in the over-the-counter electronic bulletin board system, also called the Bulletin Board, under the symbol "DVUI." The closing bid and asked prices for the Common Stock on February 7, 2000, as reported by the Bulletin Board were $0.8125 and $0.875 per share, respectively. To date, the volume of trading in the Common Stock has been limited and, therefore, the market prices for the Common Stock may not accurately reflect the value of Dimensional Visions.

--------------------------------------------------------------------------------
THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IF TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 14, 2000

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD ALSO READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS.

                        DIMENSIONAL VISIONS INCORPORATED

OFFICES:

Dimensional Visions office and principal place of business is located at 2301 West Dunlap Avenue, Suite 207, Phoenix, Arizona 85021, and its telephone number is (602) 997-1990.

OUR BUSINESS:

Dimensional Visions creates and delivers special Living Image(TM) Solutions for products, packaging and marketing communications utilizing its unique patent pending ULTRA-DV3D(R) and Animotion(TM) ADVANCED HALOGRAPHIX Multi-Dimensional Digital Design and Production Processing System.

Living Image(TM) embodies dramatic Multi-Dimensional Visual Effects. These Multi-Dimensional Visual Effects may be produced in varying sizes to specified customer applications for companies who want to differentiate their products from the competition while increasing their sales and profits.

A lenticulated (also called lenticular) lens is a layer of lenticles (or lenses) in front of the image. These lenses work as a viewer which self adjusts to whatever distance the viewer is from the image. If the viewer is looking at a Living Image(TM), not only do these lenses allow the viewer to see the proper stereo views, but they also create fluid animation simultaneously.

OUR OBJECTIVE:

Our objective is to become a dominant marketer, developer and producer of the Living Image(TM) in the United States and internationally.

OUR STRATEGY:

We believe that our Living Image(TM) Solutions offer unique selling solutions demanded by leading companies and select visionary leaders in the "Promotion Marketing Industry," "Advertising & Graphic Design Industry," and Original Equipment Manufacturers throughout the United States.

OUR SUBSIDIARY:

InfoPak, Inc. is our one active subsidiary company. InfoPak manufactures and markets a hardware/software packaged product line called the "InfoPakSystem(TM)." This system was designed to handle substantial offline information and databases that may require frequent updating.

CURRENT STATUS:

We have decided to focus all of our resources on our Living Image(TM) product line. During Fiscal Year 1999, we retained an investment-banking firm to assist us in the sale of our InfoPak, Inc. subsidiary. To date, we have not found a buyer. We will continue to support the operations of InfoPak until it is sold or our Board of Directors decides to discontinue its operations.

SELLING STOCKHOLDERS:

A list of the shares being registered in this prospectus and the people and entities that own them appears in the "Selling Stockholders" section of this prospectus.

                                  THE OFFERING

Common Stock Outstanding on
 February 10, 2000 ........................       6,169,607

Common Stock Offered by
 Selling Stockholders .....................      11,422,475

Risk Factors...............................      An investment in our shares is
                                                 very risky,  and you should be
                                                 able to bear a  complete  loss
                                                 of your investment.  See "Risk
                                                 Factors"    for   a   detailed
                                                 discussion  of the  risks  and
                                                 uncertainties       concerning
                                                 Dimensional   Visions'  common
                                                 stock.

OTC Bulletin Board Symbol..................      DVUI

                          SUMMARY FINANCIAL INFORMATION

The following table presents selected historical financial data for Dimensional Visions derived from our Financial Statements. The following data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Dimensional Visions and the notes to the Financial Statements included elsewhere in this prospectus.

                                  Six Months Ended         Fiscal Year Ended
                                    December 31,                June 30,
                               -----------------------   ----------------------
                                  1999         1998         1999        1998
                               ----------   ----------   ----------  ----------
                               (unaudited)  (unaudited)  (audited)   (audited)
STATEMENT OF OPERATIONS DATA:
Revenue                        $300,418      $410,400    $  741,901   $609,392
Net loss                       $459,051      $427,580    $1,465,812   $421,659
Net loss per share             $   0.08      $   0.12    $     0.37   $   0.14


                                              December 31, 1999    June 30, 1999
                                              -----------------    -------------
                                                 (unaudited)         (audited)
BALANCE SHEET DATA:
Working capital surplus (deficiency)             $  176,478         $ (603,946)
Total assets                                     $1,249,067         $  530,973
Total liabilities                                $1,027,988         $1,118,740
Stockholder's equity (deficiency)                $  221,079         $ (587,767)

                                  RISK FACTORS

THE SHARES OFFERED IN THIS PROSPECTUS ARE VERY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THESE SHARES SHOULD BE PURCHASED ONLY BY PEOPLE WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. BEFORE PURCHASING THESE SHARES, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONCERNING DIMENSIONAL VISIONS AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS.

DIMENSIONAL VISIONS IS INCURRING LOSSES FROM ITS OPERATIONS.

Dimensional Visions has operated at a loss for all of the periods for which financial statements are included in this prospectus. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, and the competitive environment in which we operate. Our success is dependent upon the successful development and marketing of our products, as to which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing business and marketing and developing products. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, market acceptance, sales, and marketing. Our failure to meet any of these conditions would have a materially adverse effect upon our business and could force us to reduce or curtail operations. No assurance can be given that Dimensional Visions can or will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Dimensional Visions--Market and Penetration" and "--Competition."

DIMENSIONAL VISIONS DEPENDS ON KEY PERSONNEL FOR CRITICAL MANAGEMENT DECISIONS.

Our success depends, to a significant extent, upon a number of key employees, including our C.E.O./President, John McPhilimy, and our Senior Vice President, Bruce D. Sandig. The loss of services of one or more of these employees could have a material adverse effect on our business. We believe that our future success will also depend in part upon our ability to attract, retain, and motivate qualified personnel. Competition for such personnel is intense. There can be no assurance that we can attract and retain such personnel. We have "key person" life insurance on both Mr. McPhilimy and Mr. Sandig. See "Management."

THERE IS COMPETITION FOR OUR PRODUCTS.

We compete with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than we do. Also, other processes are currently available which allow a viewer to perceive an image in three-dimensions, including those which employ stereoscopic glasses and viewing hoods and other processes, and holograms and other three-dimensional image systems which do not require the use of viewing apparatus. Further, our products may be more expensive than conventional, high quality, two-dimensional prints and for this reason, high quality, conventional processes and methods may be favored for many, if not most, illustration and promotion contexts. See "Business of Dimensional Visions--Competition."

DIMENSIONAL VISIONS MAY REQUIRE ADDITIONAL FINANCING FOR ITS BUSINESS.

Our future capital requirements will depend on many factors, including cash flow from operations, competing market developments, and our ability to market our products successfully. Although we currently do not have any specific plans or arrangements for financing and do not believe that additional financing will be required, if our working capital is insufficient to fund our activities for the next year, it will be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to our stockholders. Debt financing may result in higher interest expense. Any financing, if available, may be on unfavorable terms. If we could not raise adequate funds, we would have to reduce or curtail our operations.

WE CANNOT GUARANTEE THAT OUR PRODUCTS WILL SELL SUCCESSFULLY.

There can be no assurance that our marketing and sales strategies will be effective and that consumers will buy our products. Our failure to penetrate our targeted markets would have a material adverse effect upon our operations and prospects. Market acceptance of our products will depend in part upon our ability to demonstrate the advantages of our products over competing products. In addition, our sales strategy contemplates sales to markets yet to be established. Currently, we don't have any distribution agreements for any of our products in place. See "Business of Dimensional Visions--Market and Penetration" and "--Competition."

OUR BUSINESS IS AFFECTED BY THE ECONOMY.

As with other businesses, ours may be adversely affected by unfavorable local, regional or national economic conditions affecting disposable consumer income. There can be no assurance that consumer spending will not decline in response to economic conditions, thereby adversely affecting our growth, sales, and profitability.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

In many cases, our officers, directors, and present stockholders have acquired their securities at a cost substantially less than that which investors will pay for the Common Stock offered by this prospectus. As a result, investors participating in this Offering will likely incur immediate, substantial dilution in the net tangible book value per share of the Common Stock. The net tangible book value of a share represents the amount of Dimensional Visions' tangible assets less the amount of its liabilities, divided by the number of shares outstanding.

UP TO 11,422,475 SHARES OF COMMON STOCK OF DIMENSIONAL VISIONS WILL BECOME ELIGIBLE FOR PUBLIC SALE IMMEDIATELY WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE STOCK.

When our registration statement, of which this prospectus is a part, is declared effective by the SEC, 855,973 shares of our common stock will be eligible for immediate resale on the public market and 10,566,502 shares of our common stock underlying warrants, options, preferred stock, and debt securities, upon exercise of the warrants or options or conversion of the preferred stock or debt securities, will be eligible for immediate resale on the public market for our common stock. If a significant number of shares are offered for sale simultaneously, it would have a depressive effect on the trading price of our common stock on the public market.

DIMENSIONAL VISIONS' COMMON STOCK IS CURRENTLY CLASSIFIED AS A "PENNY STOCK" WHICH COULD CAUSE INVESTORS TO EXPERIENCE DELAYS AND OTHER DIFFICULTIES IN TRADING SHARES IN THE STOCK MARKET.

Dimensional Visions' Common Stock is quoted and traded on the Over-the-Counter Bulletin Board ("Bulletin Board"). As a result, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the stock. In addition, trading in the Common Stock is covered by what is known as the "Penny Stock Rules." The Penny Stock Rules require brokers to provide additional disclosure in connection with any trades involving a stock defined as a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing penny stocks could limit the ability of brokers to sell the shares offered in this prospectus and thus the ability of the purchasers of this Offering to sell these shares in the secondary market. Dimensional Visions' stock will be covered by the Penny Stock Rules until it has a market price of $5.00 per share or more, subject to certain exceptions.

THE OFFERING PRICE OF THESE SHARES WILL VARY AND MAY NOT HAVE ANY RELATIONSHIP TO OUR NET WORTH.

The shares being offered in this prospectus are offered at the market price prevailing at the time of the offer. The market price of these shares may vary and may have a limited relationship, or no relationship, to our assets, book value, results of operations, or other established criteria of value. The offering price also may not be indicative of the prices that will prevail in the subsequent trading market for our securities.

NO DIVIDENDS PAID ON COMMON STOCK; DIVIDENDS ON PREFERRED STOCK IN ARREARS.

Dimensional Visions has never paid dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. Dimensional Visions is in arrears on dividends required to be paid on its Series A Preferred Stock and Series B Preferred Stock. The unpaid cumulative dividends total approximately $88,000. See "Dividend Policy" and Note 10 of Notes to Consolidated Financial Statements.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Dimensional Visions' Common Stock has been quoted on the Bulletin Board under the symbol "DVUI" since January 12, 1998. Prior to January 12, 1998, Dimensional Visions' Common Stock traded under the symbol "DVGL." The following table sets forth the quarterly high and low bid prices of Dimensional Visions' Common Stock for the periods indicated, after adjusting such prices for Dimensional Visions' 1-for-25 reverse Common Stock split which was effective January 15, 1998. Bid quotations represent interdealer prices without adjustment for retail markup, markdown and/or commissions and may not necessarily represent actual transactions.

                                                                High      Low
                                                                ----      ---
FISCAL 1998
  First Quarter............................................     2 1/2    1 1/8
  Second Quarter...........................................     2 1/2      1/2
  Third Quarter............................................     2 1/4      1/2
  Fourth Quarter...........................................     1 5/8      3/4

FISCAL 1999
  First Quarter............................................   1 11/32    27/64
  Second Quarter...........................................     21/32      1/4
  Third Quarter............................................      7/16     3/16
  Fourth Quarter...........................................     27/32     3/16

FISCAL 2000
  First Quarter............................................    2 3/16      3/8
  Second Quarter...........................................   1 23/32    27/32
  Third Quarter (through February 7, 2000).................    1 3/16    13/16

HOLDERS

As of February 2, 2000, the number of stockholders of record was 424, not including beneficial owners whose shares are held by banks, brokers and other nominees. Dimensional Visions estimates that it has approximately 3,500 stockholders in total.

                                 DIVIDEND POLICY

Dimensional Visions has paid no dividends on its Common Stock since its inception and does not anticipate or contemplate paying cash dividends in the foreseeable future.

Pursuant to the terms of Dimensional Visions' Series A Convertible Preferred Stock, a 5% annual dividend is due and owing. Pursuant to the terms of Dimensional Visions' Series B Convertible Preferred Stock, an 8% annual dividend is due and owing. As of June 30, 1999, Dimensional Visions has not declared dividends on Series A or B preferred stock. The unpaid cumulative dividends totaled approximately $88,000. See Note 10 of Notes to Consolidated Financial Statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion regarding the financial statements of Dimensional Visions should be read in conjunction with the Financial statements of Dimensional Visions included herewith.

OVERVIEW

Dimensional    Visions   is   engaged   in   the   business   of   manufacturing
multi-dimensional marketing promotional products.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below along with "Management's Discussion and Analysis" and our consolidated financial statements and the related notes. We have derived the consolidated financial data for 1995, 1996, 1997, 1998 and 1999 from our audited consolidated financial statements. We believe the unaudited financial data shown in the table below include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. Operating results for the six months ended December 31, 1999, are not necessarily indicative of the results that may be expected for all of 2000. Potentially dilutive common shares have been excluded from the shares used to compute earnings per share in each loss year because their inclusion would be antidilutive.

                            Year Ended     Year Ended     Year Ended     Year Ended     Year Ended
                           June 30, 1999  June 30, 1998  June 30, 1997  June 30, 1996  June 30, 1995
                           -------------  -------------  -------------  -------------  -------------
Operation revenue           $   741,901    $   609,392    $   551,517    $ 1,083,897    $   134,028
Net Loss                    $(1,465,812)   $  (421,659)   $(2,162,134)   $(2,035,647)   $(1,192,332)
Net Loss per share of
common stock                $      (.37)   $      (.14)   $     (1.11)   $     (2.98)   $     (1.81)
Balance Sheet Data:
Working Capital (deficit)   $  (603,946)   $  (235,920)   $  (107,952)   $     9,528    $  (138,013)
Total Assets                $   530,973    $   920,841    $   529,520    $ 1,408,919    $   451,237
Total Liabilities           $ 1,118,740    $   713,539    $   613,947    $   673,058    $ 2,502,230
Stockholders' equity
(deficiency)                $  (587,767)   $   207,302    $   (84,427)   $   735,861    $(2,050,993)

                                         Six Months Ended       Six Months Ended
                                         December 31, 1999     December 31, 1998
                                         -----------------     -----------------
                                            (unaudited)           (unaudited)
Operation revenue                           $   300,418           $   410,400
Net Loss                                    $  (459,051)          $  (427,580)
Net Loss per share of common stock          $      (.08)          $      (.12)
Balance Sheet Data:
Working Capital (deficit)                   $   176,478           $  (161,400)
Total Assets                                $ 1,249,067           $ 1,037,840
Total Liabilities                           $ 1,027,988           $ 1,245,119
Stockholders' equity (deficiency)           $   221,079           $  (207,279)

PLAN TO ADDRESS GOING CONCERN OPINION

The Company's independent certified public accountants' report on the Company's consolidated financial statements for the year ended June 30, 1999 contains an explanatory paragraph regarding the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern are the Company's recurring losses from operations and limited sales of its products. The accountants state that the Company's ability to continue as a going concern is subject to the attainment of profitable operations or obtaining necessary funding from outside sources. The Company has developed a plan to achieve profitability and allay doubts as to its ability to continue as a going concern. This plan includes: (1) increased marketing of its existing products to increase sales; and (2) obtaining long term-financing through securities offerings.

INCREASED MARKETING. The Company will use a portion of the proceeds from the exercise of warrants registered in this document to expand its sales force, establish a marketing and promotion department, and fund product marketing. The Company believes these efforts will result in increased sales of its products.

LONG TERM FINANCING THROUGH SECURITIES OFFERINGS. The Company has received approximately $1,000,000 net of expenses through the private offering of its Series D and Series E Preferred Stock. Management believes that proceeds from these Offerings, together with anticipated cash flow from sales of the Company's products, will be sufficient to support currently anticipated working capital requirements for at least 12 months. At the completion of this registration, the Company will have no debt except for trade payables and equipment leases, thereby increasing cash available for working capital.

FISCAL YEAR ENDED JUNE 30, 1999, AS COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

RESULTS OF OPERATIONS

The net loss for the fiscal year ended June 30, 1999, was $1,465,812 compared with a net loss of $421,659 for the fiscal year ended June 30, 1998. The substantial increase of the net loss is the result of the gain recognized from the sale of the product line of $410,000 for the fiscal year ended June 30, 1998, and the subsequent recognition of bad debt totaling $402,006 for the fiscal year ended June 30, 1999. Interest expense and administrative expenses were also significantly higher for the fiscal year ended June 30, 1999.

Revenue for the fiscal year ended June 30, 1999, was $741,901 compared to revenue of $609,392 for the fiscal year ended June 30, 1998. Approximately $614,000 of total revenue for the fiscal year ended June 30, 1999, was from print products compared to $323,000 of total revenue for the fiscal year ended June 30, 1998. Dimensional Visions is continuing to increase the percentage of print revenue as a part of total revenue. Sales of products and licensing fees for InfoPak, Inc. are continuing to diminish.

On March 1, 1998, Dimensional Visions sold computer hardware through its InfoPak, Inc. subsidiary to a customer for $100,000 and agreed to accept a note for $90,000 with interest at 10% commencing on September 1, 1998. Dimensional Visions has not been able to collect the required monthly payments due on this note. The customer has filed for an arbitration hearing on the basis that Dimensional Visions failed to provide data to support their customer base (see
Note 3 to the Consolidated Financial Statements). Dimensional Visions has filed a counter-claim for full payment of the note.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 1999, Dimensional Visions had a working capital deficiency of $603,946 compared with a working capital deficiency of $235,920 as of June 30, 1998. The decrease in working capital is largely the result of increased short-term borrowings used as operating funds, the write-off of certain bad debts (see Note 3 to the Consolidated Financial Statements), and the reduction of accounts receivable. During the period ended June 30, 1999, Dimensional Visions raised a total of $720,000 before debt issuance costs of approximately $57,450 through the sale of long and short term debentures.

SIX MONTHS ENDED DECEMBER 31, 1999, AS COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1998

RESULTS OF OPERATIONS

The net loss for the six months ended December 31, 1999, was $459,051 compared to a net loss of $427,580 for the six months ended December 31, 1998. The Company would have reported an improved six months ended December 31, 1999, compared to the similar period ended December 31, 1998, if the net loss were reduced by the $73,042 attributable to the amortization of the discounted value of the debentures and the $44,975 in interest expense that will be converted to common stock upon the completion of the registration statement. The loss before other income and expenses decreased by over $75,000 for the six months ended December 31, 1999, to $343,939 from $419,458 for the six months ended December 31, 1998.

Revenue for the six months ended December 31, 1999, was $300,418 compared to revenue of $410,400 for the six months ended December 31, 1998. Sales of the Company's print products were similar for the periods ended December 31, 1999 and 1998. The contribution of InfoPak revenue decreased by approximately
$100,000. The timing of some large orders at the end of the year that were produced and shipped in early January 2000 would have increased the revenue figure for the period ended December 31, 1999, by approximately $79,000. In addition, a substantial amount of executive time was spent on raising capital and improving the Company's balance sheet.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1999, the Company is enjoying an improved liquidity position. With the completion of the Series D Preferred and Series E Preferred private placements there is over $570,000 in available cash as of December 31, 1999, and accounts receivable have increased by over $100,000 from the fiscal year ended June 30, 1999.

The Company extended an offer to its debenture holders and certain creditors to convert their debt to equity in the Company. The offer, which expired on October 15, 1999, permitted the conversion of debt into shares of the Company's common stock at $.375 per share. Interest on the debentures continues to accrue at 12% per annum until the filing of a registration statement is completed. Additionally, certain accounts payable were offered the opportunity to convert their receivables into shares of Dimensional Visions' Common Stock at $.375 per share. As of December 31, 1999, the entire outstanding balance of $720,000 of debentures and $60,748 of accounts payable have chosen to convert. The $60,748 of accounts payable have already been converted to common stock. As of December 31, 1999, a total of 2,081,995 shares of the Company's common stock would have been issued to convert the accounts payable and the debentures including accrued interest.

YEAR 2000 COMPLIANCE

The Company's business operations depend on a network of computer systems. Many of the systems previously used a two digit date field to represent the date and could not have distinguished the Year 1900 from the Year 2000 (commonly referred to as the Year 2000 problem). In addition, the fact that the Year 2000 is a leap year could have created difficulties for some systems. At this date, it appears that the operations of the Company have not been materially adversely affected by any Year 2000 computer-related problems. However, it is still possible that Year 2000 problems could emerge. If the Company or one of its vendors develops problems related to Year 2000 which have not shown up at this date, the operations of the Company may be adversely affected.

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

Annual and quarterly fluctuations in Dimensional Visions' results of operations may be caused by the timing and composition of orders from Dimensional Visions' customers and distribution channels. Dimensional Visions' future results also may be affected by a number of factors, including its ability to offer products at competitive prices and to anticipate customer demands. Dimensional Visions' results may also be affected by economic conditions in the geographical areas in which Dimensional Visions operates. All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses. Due to all of the foregoing, Dimensional Visions believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

AVAILABLE INFORMATION

Dimensional Visions is presently subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Dimensional Visions has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Dimensional Visions' securities are currently listed on the over-the-counter bulletin board and trading under the symbol "DVUI."

                         BUSINESS OF DIMENSIONAL VISIONS

GENERAL

Dimensional Visions creates and delivers special value-added and integrated product/packaging solutions and integrated marketing solutions called Living Image(TM) utilizing its unique patent pending Multi-Dimensional Digital Design and Production Processing System.

Living Image(TM) Solutions are very dramatic Multi-Dimensional Visual Effects. These Multi-Dimensional Visual Effects may be produced in varying sizes to specified customer applications for companies who want to differentiate their products from the competition while increasing their sales and profits.

A lenticulated (also called lenticular) lens is a layer of lenticles (or lenses) in front of the image. These lenses work as a viewer which self adjusts to whatever distance the viewer is from the image. If the viewer is looking at DV3D(R) and Animotion(TM) not only do these lenses allow the viewer to see the proper stereo views, but they also create fluid animation simultaneously.

Our objective is to become a dominant marketer, developer and producer of the Living Image(TM) in the United States and internationally.

We believe that our Living Image(TM) Solutions offer unique selling solutions demanded by leading companies and select visionary leaders in the "Promotion Marketing Industry," "Advertising & Graphic Design Industry," and Original Equipment Manufacturers throughout the United States.

InfoPak, Inc. is our one active subsidiary company. InfoPak manufactures and markets a hardware/software packaged product line called the "InfoPakSystem(TM)." This system was designed to handle substantial offline information and databases that may require frequent updating.

We have decided to focus all of our resources on our Living Image(TM) product line. During Fiscal Year 1999, we retained an investment banking firm to assist us in the sale of our InfoPak, Inc. subsidiary. To date, we have not found a buyer. We will continue to support the operations of InfoPak until it is sold or our Board of Directors decides to discontinue its operations.

Dimensional Visions office and principal place of business is located at 2301 West Dunlap Avenue, Suite 207, Phoenix, Arizona 85021, and its telephone number is (602) 997-1990.

OUR HISTORY

FISCAL YEARS 1988-1994

In 1988, Dimensional Visions Group, Ltd. (Bulletin Board: DVGL) was incorporated in the state of Delaware. Dimensional Visions was headquartered in Philadelphia, Pennsylvania. At that time, Dimensional Visions was in the "robotic camera controlled" three-dimensional photographic imaging and lenticular lithographic printing business. The entire complicated process utilized during this timeframe was very expensive and extremely difficult to consistently reproduce quality images to meet the price and delivery demands of the product promotion markets. Dimensional Visions, during this timeframe, tried unsuccessfully to perfect the complicated "robotic camera" process.

FISCAL YEARS 1995-1997

In 1995, Dimensional Visions acquired InfoPak, Inc. of Phoenix, Arizona ("InfoPak") which is currently our wholly owned subsidiary. InfoPak manufactures and markets a hardware/software package called the "InfoPakSystem(TM)". It was marketed to mobile business professionals and delivered to carefully targeted companies in the automobile appraisal and real-estate businesses.

From 1995 to 1997, Dimensional Visions utilized the software development resources of InfoPak to develop the patent-pending software and systematic digital process for its Living Image(TM) Solutions.

FISCAL YEARS 1998-1999

In January 1998, we established our current headquarters in Phoenix, Arizona. Under the leadership of a totally new executive management team, Dimensional Visions was completely restructured including changing our corporate name to Dimensional Visions Incorporated and changing our stock trading symbol from DVGL to DVUI.

During this timeframe, we sold all of the original robotic photographic equipment to concentrate on the new Living Image(TM) (utilizing very high-end Intel based graphic design computers). Our management team believes that the new process is much more cost effective and best meets the demands of today's quick changing market.

STRATEGY

MARKET & PENETRATION

Multi-dimensional marketing promotion, once considered a novelty, is a growing part of the marketing communication mainstream. The nation's most savvy marketing groups and decision-makers are adopting multi-dimensional solutions as a way to reach and influence readers who simply ignore even the most sophisticated, "flat" marketing communications. Living Image(TM) solutions are dramatic. You can combine depth and movement to excite the senses, command attention, and leave a lasting impression. Statistics continue to demonstrate the effectiveness of multi-dimension. Consider a 1998 TIME magazine study of a mass-circulation dimensional advertisement: 96% of TIME readers recalled seeing the advertisement. It caught practically everyone's attention. Ninety-one percent reported reading half or more of the advertisement. This compares to the 30 to 40% readership that is typical of a flat print advertisement. Additionally, 72% of the individuals who say the advertisement retained a distinct association between the dimensional advertisement, the corporation that produced the ad, and the services that firm represented. Significantly, 69% were favorably disposed toward the dimensional advertiser, compared to a 14% favorable rating among those not exposed to the ad.

Living Image(TM) solutions have and will be (a) integrated onto products, (b) integrated onto product packaging, and (c) integrated onto marketing communications for products and services. We define the market for our Living Image(TM) as the following major vertical markets in the United States:

*    Specially selected Original Equipment Manufacturers ("OEM's")
*    Specially selected Promotional Marketing Firms
* Specially selected Advertising & Graphics Design Firms (less newspaper, radio and TV)

Dimensional Visions believes that the market for Living Image(TM) is in its infancy particularly with the advent of new very high-end Intel based graphic design computers and vastly improved lenticular plastic extrusion capabilities. With these advances, coupled with the best-integrated software methodology and marketing strategy, we believe Dimensional Visions can be a market leader.

Dimensional Visions estimates that the market universe for its Living Image(TM) is as follows:

* ORIGINAL EQUIPMENT MANUFACTURERS: According to Sales Leads USA, the estimated 1998 total annual revenues for original equipment manufacturers is approximately $3.8 trillion with an estimated marketing communications one-year universe of $38 billion and an estimated marketing communications five-year universe of $190 billion.

* PROMOTION MARKETING INDUSTRY: According to Promo Magazine, the estimated 1997 revenues for the promotion marketing industry was $79.5 billion. Dimensional Visions believes that the Premium/Incentives, Point of Purchase, Specialty Printing, and Agencies Net Revenues categories, which account for over $43.7 billion, are potential users of the Living Image(TM) Solutions.

* ADVERTISING INDUSTRY: According to Advertising Age, the 1997 advertising revenues in the U.S. totaled over $187.6 billion. We believe that that Newspapers, Magazines, Direct Mail, Business Papers, and Miscellaneous other advertising methods are potential users of the Living Image(TM) Solutions. These categories make up over $116.4 billion or 62% of total advertising revenues.

PRODUCTION

Dimensional Visions controls or supervises all phases of the production of its Living Image(TM) products from the image development and computerized enhancement phases through the color separation and printing phases. Images are provided to us by our clients in many formats including digitally in graphic file formats and photographically in pictures or transparencies. Photographic images are scanned into the computer to be modified and enhanced. Through a proprietary process, several images are composited together to generate a final image that will appear as a three-dimensional and/or animation image when viewed through a lenticular material. "Lenticular" is a plastic optical material that allows the three-dimensional and/or animation image to be viewed without the use of any viewing apparatus such as glasses or hoods. The final computer image is sent to an image setter located at our main offices where films are made. These films are forwarded to a commercial printer where, through the lithographic process, the images are printed on a polymer based lenticular material which focuses the multi-dimensional or animation images. We produce the DV3D(R) and Animotion(TM) images for the final image at our facilities in Phoenix, Arizona.

Printing is done under the supervision of Dimensional Visions with third-party vendors. The polymer based lenticular material on which the DV3D(R) and Animotion(TM) images are printed is supplied by producers in the petrochemical and plastic fabricating industries.

COMPETITION

Other processes currently are available which allow a viewer to perceive an image in three-dimensions, including those which employ stereoscopic glasses and viewing hoods and other processes, and holograms and other three-dimensional image systems which do not require the use of viewing apparatus. Dimensional Visions is aware of at least two companies, Optigraphics, Inc. and National Graphics, Inc., which compete with our products. Our products may be more expensive than conventional, high quality, two-dimensional prints and for this reason, high quality, conventional processes and methods may be favored for many, if not most, illustration and promotion contexts.

PATENTS, TRADEMARKS AND PROPRIETARY PROTECTION

The Company filed a patent application on February 15, 1999 for its Living Image(TM) Software and Print System. The Company believes that the patent will issue within two years.

Dimensional Visions has received trademark registration of DV3D(R) and has submitted a trademark application for Animotion(TM) and Living Image(TM) which we believe will issue within the next 24 months as well.

Dimensional Visions enters into confidentiality agreements with all persons and entities who or which may have access to our technology. However, no assurance can be given that such agreements, the patents, or any additional patents that may be issued to Dimensional Visions will prevent third parties from developing similar or competitive technology. There can be no assurance that the patents will provide us with any significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of its patents, or if instituted that any such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement can be substantial. In addition, no assurance can be given that we will have sufficient resources to either institute or defend any action, suit or other proceeding by or against our company with respect to any claimed infringement of patent or other proprietary rights. In the event that we should lose, in the near future, the protection afforded by the patents and any future patents, such event could have a material adverse effect on our operations. Furthermore, there can be no assurance that our own technology will not infringe patent or other rights owned by others or licenses to which may not be available to us.

EMPLOYEES

As of the date of this prospectus, we had eight employees, including three in management, one of whom is involved in product development and manufacturing, one in marketing and sales, and one in finance. Dimensional Visions is not a party to any collective bargaining agreements. Dimensional Visions considers its relations with employees to be good.

PROPERTIES

We lease approximately 4,364 square feet of office space at 2301 W. Dunlap Avenue, Suites 207 and 201 in Phoenix, Arizona. This location serves as our principal executive offices and our current design and production facilities. The lease covering this property terminates on December 31, 2000. The total lease payments for fiscal year 2000 will be $66,600. The lease also requires us to pay all taxes and insurance.

LITIGATION

In June 1999, Electronic Pricing Guides, Inc., an Arizona corporation ("EPG"), filed a claim against InfoPak and Dimensional Visions at the American Arbitration Association, Dallas, Texas branch, arbitration file number 76 Y 181 00146 99. EPG claimed breach of contract and InfoPak, Inc. filed a counter-claim also seeking breach of contract and breach of promissory note. EPG seeks money damages for lost business in an undiscerned amount. InfoPak seeks money damages in the amount of $85,500 plus interest from March 1, 1998 and $8,000. Dimensional Visions does not believe that this legal proceeding will have a material adverse effect on our financial condition or operating results. See
Note 3 to the Consolidate Financial Statements.

To the best knowledge of our management, there are no other material litigation matters pending or threatened against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and officers of Dimensional Visions as of the date of this prospectus are as follows:

           Name            Age                      Position
           ----            ---                      --------
    John D. McPhilimy      56      Director, Chairman of the Board of Directors
                                   and Chief Executive Officer
    Roy D. Pringle         32      Vice President, Chief Financial Officer
                                   and Director
    Bruce D. Sandig        40      Senior Vice President Engineering
                                   and Director
    Susan A. Gunther       49      Director

Mr. John McPhilimy was appointed as a Director, President, and Chief Executive Officer of Dimensional Visions in November 1997. In January 1998, he was appointed Chairman of the Board. From January 1995 until November 1997, Mr. McPhilimy served as President of Selah Information Systems, Inc., Mesa, Arizona, a company involved in information systems. From March 1992 to December 1995, Mr. McPhilimy served as President of Travel Teller, Inc. Mr. McPhilimy has over 30 years of executive and marketing experience in high-technology industries such as aerospace, air transportation, and electronic telecommunication networks with Bell Helicopter Textron, Aerospatiale, Executive Jet Aviation, Travel Teller Inc., Marketing Works, and Selah Information Systems. Over the last 15 years he has been responsible for implementing marketing strategies of NetJets and Travel Teller, which created the new industries of "nationwide fractional ownership of business jets" and "electronic ticket delivery networks," respectively.

Mr. Roy D. Pringle was appointed as Vice President, Chief Financial Officer, and Chief Information Officer of Dimensional Visions in November 1997, and provides overall integrated enterprise-wide financial management systems for Dimensional Visions. Mr. Pringle has worked for InfoPak, Inc. since June 1992. Mr. Pringle holds a master's degree from the American Graduate School of International Management. Prior to joining InfoPak, he was President and founder of a small software company, Signature Software.

Mr. Bruce D. Sandig was appointed as a Director of Dimensional Visions in January 1998 and as Senior-Vice President of Creative Design and Production Engineering of Dimensional Visions in November 1997 and provides overall development and integration of the DV3D(R)and Animotion(TM) Multi-Dimensional Images systems. Mr. Sandig was a co-founder of InfoPak in 1992. Mr. Sandig has over 15 years experience in electro-mechanical and software engineering/design with such companies as Universal Propulsion Company, Kroy, Inc., Dial
Manufacturing, and Softie, Inc., where he also created several proprietary software games for Nintendo.

Ms. Susan A. Gunther has served as Director of Dimensional Visions since January 1998. Since January 1998 she has served as Managing Principal Consultant for Oracle, Inc. She served as Director of Business Processing from March 1995 to December 1997 for AmKor Electronics.

There currently are no Committees on the Board of Directors.

Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned by or paid to Dimensional Visions' Chief Executive Officer for the fiscal year ended June 30, 1999. No officer of Dimensional Visions earned more than $100,000 in the fiscal year ended June 30, 1999.

                                                                         Long Term Compensation
                                                                 --------------------------------------
                                   Annual Compensation                     Awards             Payouts
                           ------------------------------------  --------------------------  ----------
                                                                Restricted    Securities
                                                 Other Annual      Stock      Underlying       LTIP        All Other
                    Year   Salary($)  Bonus($)  Compensation($)  Awards($)  Options/SARs(#)  Payouts($)  Compensation($)
                    ----   ---------  --------  ---------------  ---------  ---------------  ----------  ---------------
John D. McPhilimy   1999   $89,250      $0           $0             $0            --            $0            $0

                   OPTIONS/SAR GRANTS IN THE FISCAL YEAR 1999
                                INDIVIDUAL GRANTS

                             Number of
                             Securities        % of Total
                             Underlying   Options/SARs Granted
                            Option/SARs      to Employees in    Exercise or Base   Expiration
      Name           Year   Granted (#)        Fiscal Year      Price ($/Share)       Date
      ----           ----   -----------        -----------      ---------------       ----
John D. McPhilimy    1999        0                 --                  --              --

            AGGREGATED OPTIONS/SAR EXERCISES IN THE FISCAL YEAR 1999
                          AND FY-END OPTION/SAR VALUES

                                                       Number of Securities          Value of
                                                       Underlying Exercised        Unexercised
                                Shares                Options/ SARs at FY-End(#)   In-the-Money
                              Acquired on    Value          Exercisable/          Options/SARs at
      Name             Year   Exercise(#)   Realized       Unexercisable             FY-End($)
      ----             ----   -----------   --------       -------------             ---------
John D. McPhilimy      1999       --           0           450,000(E)/0(U)            $191,250

EMPLOYMENT AND RELATED AGREEMENTS

John D. McPhilimy has an employment agreement with Dimensional Visions. The term of the agreement is three years ending in November 2000. Mr. McPhilimy's base compensation is $90,000 per year. The agreement renews by mutual written consent on the thirtieth month of its term for a two year period without further action by either party. The agreement may be terminated by Dimensional Visions for cause.

Roy D. Pringle has an employment agreement with Dimensional Visions. The term of the agreement is three years ending in November 2000. Mr. Pringle's base compensation is $72,000 per year.

Bruce D. Sandig has an employment agreement with Dimensional Visions. The term of the agreement is three years ending in November 2000. Mr. Sandig's base compensation is $84,000 per year.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and Bylaws of Dimensional Visions provide that Dimensional Visions will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer or agent of Dimensional Visions, or who serves or served any other enterprise or organization at the request of Dimensional Visions (an
"Indemnitee"). Under Delaware law, to the extent that an Indemnitee is successful on the merits of a suit or proceeding brought against him or her by reason of the fact that he or she was a director, officer or agent of Dimensional Visions, or serves or served any other enterprise or organization at the request of Dimensional Visions, Dimensional Visions will indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Dimensional Visions, and, with respect to any criminal action, had no reasonable cause to believe his other conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of Dimensional Visions, where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Dimensional Visions except that if the Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to Dimensional Visions, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses. Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by Dimensional Visions in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Dimensional Visions. Dimensional Visions may also advance expenses incurred by other employees and agents of Dimensional Visions upon such terms and conditions, if any, that the Board of Directors of Dimensional Visions deems appropriate. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling Dimensional Visions pursuant to the foregoing provisions, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

None.

STOCK OPTION PLANS

1996 EQUITY INCENTIVE PLAN

In June 1996, Dimensional Visions adopted the 1996 Equity Incentive Plan (the "1996 Plan") covering 10,000,000 shares of Dimensional Visions' Common Stock pursuant to which employees, consultants and other persons or entities who were in a position to make a significant contribution to the success of Dimensional Visions were eligible to receive awards in the form of incentive or non-incentive options, stock appreciation rights, restricted stock or deferred stock. The 1996 Plan will terminate ten years after June 12, 1996, the effective date of the 1996 Plan. The 1996 Plan is administered by the Board of Directors. In its discretion, the Board of Directors may elect to administer the 1996 Plan. Restricted stock entitles the recipients to receive shares of Dimensional Visions' Common Stock subject to such restriction and condition as the Compensation Committee may determine for no consideration or such considerations as determined by the Compensation Committee. Deferred stock entitles the recipients to receive shares of Dimensional Visions' Common Stock in the future. As of the date of this prospectus, 5,002,978 shares have been issued pursuant to this plan. The Company has decided that it will not issue any additional shares under the 1996 Plan, but will instead issue options under its 1999 Stock Option Plan.

1999 STOCK OPTION PLAN

On November 15, 1999, the Board of Directors of Dimensional Visions adopted the 1999 Stock Option Plan (the "1999 Plan"). This plan was approved by the a majority of our stockholders at our January 28, 2000, stockholders' meeting. The purpose of the 1999 Plan is to advance the interests of the Company by encouraging and enabling acquisition of a financial interest in the Company by its officers and other key individuals. The 1999 Plan is intended to aid the Company in attracting and retaining key employees, to stimulate the efforts of such individuals and to strengthen their desire to remain with the Company. A maximum of 1,500,000 shares of the Company's Common Stock are available to be issued under the 1999 Plan. The option exercise price will be 100% of the fair market value of the Company's Common Stock on the date the option is granted and will be exercisable for a period not to exceed 10 years from the date of grant.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the shares of Dimensional Visions' outstanding Common Stock beneficially owned as of the date of this prospectus by (i) each of Dimensional Visions' directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by Dimensional Visions to own beneficially more than 5% of Dimensional Visions' Common Stock.

Name and Address of                       Amount and Nature of       Percent
Beneficial Owners(1)                     Beneficial Ownership(2)    Ownership(2)
--------------------                     -----------------------    ------------

John D. McPhilimy                            1,000,000(3)              14.0%
1340 W. Elgin Street
Chandler, AZ 85224

Bruce D. Sandig                                700,000(4)              10.2%
13247 N. 3rd Place
Phoenix, AZ 85022

Roy D. Pringle                                 506,047(5)               7.6%
7186 W. Topeka Drive
Glendale, AZ 85308

Susan A. Gunther                                75,000(6)               1.2%
26210 S. Lime Drive
Queen Creek, AZ 85242

All executive officers and directors
as a group (4 persons)                       2,281,047                 27.0%

----------
(1) Each person named in the table has sole voting and investment power with respect to all Common Stock beneficially owned by him or her, subject to applicable community property law, except as otherwise indicated. Except as otherwise indicated, each of such persons may be reached through Dimensional Visions at 2301 W. Dunlap Avenue, Suite 207, Phoenix, Arizona 85021.
(2) The percentages shown are calculated based upon the 6,169,607 shares of Common Stock outstanding as of the date of this prospectus. The numbers and percentages shown include the shares of Common Stock actually owned as of the date of this prospectus and the shares of Common Stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock that the identified person or group had the right to acquire within 60 days of the date of this prospectus upon the exercise of options and warrants, or the conversion of Preferred Stock, are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
(3) Mr. McPhilimy has warrants to purchase 450,000 shares of Dimensional Visions' Common Stock at an exercise price of $.20 until October 28, 2003 and warrants to purchase 550,000 shares of Common Stock at an exercise price of $.25 until January 27, 2005.
(4) Mr. Sandig has warrants to purchase 240,000 shares of Dimensional Visions' Common Stock at an exercise price of $.20 until October 28, 2003 and warrants to purchase 460,000 shares of Common Stock at an exercise price of $.25 until January 27, 2005.
(5) Mr. Pringle owns 6,047 shares of Dimensional Visions' Common Stock. Also included in the amount are common stock purchase warrants to purchase 210,000 shares of Dimensional Visions' Common Stock at an exercise price of $.20 until October 28, 2003 and warrants to purchase 290,000 shares of Common Stock at an exercise price of $.25 until January 27, 2005.
(6) Ms. Gunther has warrants to purchase 40,000 shares of Dimensional Visions' Common Stock at an exercise price of $.50 until October 28, 2003 and warrants to purchase 35,000 shares of Common Stock at an exercise price of $.25 until January 27, 2005.

                              SELLING STOCKHOLDERS

The following table sets forth the number of shares of Common Stock which may be offered for sale from time to time by the Selling Stockholders. The shares offered for sale constitute all of the shares of Common Stock known to Dimensional Visions to be beneficially owned by the Selling Stockholders. To the best of management's knowledge, none of the Selling Stockholders has or have any material relationship with Dimensional Visions.

                                                                                                        Percentage
                                                                                   Shares of Common    Owned if More
                           Name of Selling Stockholder                              Stock Offered(1)      Than 1%
                           ---------------------------                              ----------------      -------
John Arrillaga TTEE of the John Arrillaga Survivor's TR UTA DTD 7/20/77(12)                 2,000           1.20
John Arrillaga TTEE of the John Arrillaga Survivor's TR UTA DTD 7/20/77(13)                72,000           1.20
Felix Cisek                                                                                16,000             --
Henry J. Cobb                                                                               4,179             --
Leon Tad Davis(14)                                                                         43,342           1.72
Paul R. Essi                                                                               34,400             --
Felco Inc.                                                                                    300             --
Melissa B. Fell                                                                               300             --
Morris B. Fell                                                                                200             --
First Fidelity Trust FBO Consulting Solutions, Ltd.(17)                                    28,000           1.10
Edmund L. Fochtman, Jr.                                                                     4,000
Foundation Asset Management Inc. Nominee for Baptist Foundation of Arizona as
  Arizona Nonprofit Corp Agent for Hunsinger Charitable Trust                              16,000             --
Four Queens Petroleum                                                                         200             --
George J. Frick                                                                             8,000             --
Jodi Geiger IRA                                                                             4,800             --
Mary F. Hauser                                                                             12,000             --
Lorenz A. Hittel                                                                            1,847             --
Joe Hrudka                                                                                  4,000             --
John Huston                                                                                12,000             --
Market Pulse Journal                                                                      100,000           1.62
Mikko Kallio & Ulla Kallio JT TEN                                                           8,000             --
Mikko Kallio                                                                                4,000             --
Robert J. Kelly(20)                                                                       140,000           7.80
Owen Family Living Trust Ben G. Owen & Fay Owen TR/UA                                       2,000             --
Ila Patel                                                                                  16,000             --
Richard Peery Trustee UTA 07/20/77(31)                                                     72,000           1.46
Richard T. Peery Separate Property Trust(32)                                                2,000           1.46
Richard T. Peery Trustee UAD 7/20/77(33)                                                   16,000           1.46
Raymond A. Quadt TTEE(34)                                                                  30,959           1.92
W. Scott Schirmer(39)                                                                       1,999           2.01
Desmond F. Sheahan                                                                          1,847             --
Barbara A. S. Smith                                                                         4,800             --
George S. Smith Separate Property Account(44)                                              45,000           2.03
George S. Smith Separate Property Account(45)                                              45,000           2.03
George S. Smith Separate Property Account(46)                                              35,000           2.03
Eugene L. Snowden(47)                                                                      10,000           2.30
William H. Stevens                                                                         31,200             --
William H. Stevens                                                                          2,600             --
Scott Ward                                                                                 10,000             --
Pamela J. Wilson                                                                            2,000             --
Douglas T. Yates                                                                           12,000             --
Donald John Casey Family Trust(2)                                                          22,500             --
Everyone Counts, Inc. (2)                                                                  25,000             --
Charles Wafer(2)(53)                                                                      100,000           3.81
Janice Casey Larsen(2)                                                                      2,500             --
Michael Shapiro(2)                                                                         25,000             --
Mark B. Casey(2)                                                                           25,000             --
Robert L. Casey(2)                                                                         25,000             --
Eugene L. Snowden(2)(48)                                                                   50,000           2.30

                                                                                                        Percentage
                                                                                   Shares of Common    Owned if More
                           Name of Selling Stockholder                              Stock Offered(1)      Than 1%
                           ---------------------------                              ----------------      -------
VMR Profit Sharing Plan & Trust, Leon T. Davis, MD, Trustee(2)(57)                         75,000           1.79
KFT LTD(2)(62)                                                                             70,000          12.02
Roamin Korp, Inc. (2)(63)                                                                  70,000          12.02
Kite Family Trust(2)(64)                                                                   70,000          12.02
Robert H. Kite(2)(65)                                                                      70,000          12.02
Dennis and Diane Schlegel(2)                                                               14,000             --
Schlegel Money Purchase Plan(2)                                                            12,000             --
Larry L. Peery(2)(59)                                                                      30,000           1.03
Mark Ward(2)                                                                               20,000             --
Edward Conn(2)                                                                              4,000             --
Robert Boesel(2)                                                                           20,000             --
Southwest Ventures(2)                                                                      10,000             --
Keith Denner(2)                                                                            10,000             --
Fidelity Insurance Company FBO Vivagy Trust(3)(87)                                        125,000           3.89
Fidelity Insurance Company FBO Vivagy Trust(3)(88)                                        125,000           3.89
Roamin Korp, Inc. (3)(66)                                                                  12,500          12.02
Robert H. Kite(3)(67)                                                                      12,500          12.02
KFT LLLP(3)(68)                                                                            75,000          12.02
Kite Family Trust(3)(69)                                                                   50,000          12.02
Thomas C. and Marilyn A. Watson Revocable Trust Dated 1/20/99(3)(89)                       25,000           1.59
Thomas C. and Marilyn A. Watson Revocable Trust Dated 1/20/99(3)(90)                       25,000           1.59
Roy A. Kite III(3)(93)                                                                     50,000           1.59
Surinvex International Corp. (3)(95)                                                       70,000           3.29
Surinvex International Corp. (3)(96)                                                       35,000           3.29
Robert J. Kelly(3)(21)                                                                     50,000           7.80
Ronald Evjen(3)(99)                                                                        20,000           1.45
Aurora Enterprises, L.L.C. Money Purchase Pension Trust, Richard M. Weinroth,
  Trustee(4)                                                                               12,365             --
Andrew Revocable Trust dated 5/4/94, William V. Andrew, Trustee(4)(126)                    12,365           1.11
Robert J. Kelly(4)(22)                                                                     11,955           7.80
Robert B. and Mary K. Lyons, Trustee(4)                                                     4,223             --
Daniel and Robin Rubenstein(4)                                                             12,365             --
Crotts Revocable Family Trust, dated 11/5/85, Glen E. Crotts, Trustee(4)(104)              24,731           1.20
Richard W. Cooper(4)                                                                        9,511             --
McCormack Partners, LLC(4)(106)                                                            24,731           1.50
George Reiss, M.D., PC, Pension Plan, dated 3/10/94, George R. Reiss, Trustee(4)           12,258             --
New Church Ventures Credit Corporation(4)(110)                                             48,860           2.36
Kitty Hawk Investments, Inc. (4)                                                            9,772             --
Hans C. Peyer(4)                                                                           12,107             --
David and Dennet Jones, TTEES FBO The Jones Family Trust(4)                                 4,817             --
Eugene L. Snowden(4)(85)                                                                    4,720           2.30
Dale Riker(4)(112)                                                                         28,627           1.49
Russell H. Richie(4)(114)                                                                  16,301           1.06
McCormack Partners, LLC(4)(107)                                                             4,500           1.50
Nancy Gwen Crotts(4)                                                                        2,898             --
Robert J. Kelly(4)(23)                                                                      2,586           7.80
Glen Crotts(4)(116)                                                                        10,920           1.17
Robert Kite(4)(70)                                                                         10,920          12.02
Kite Family Trust(4)(72)                                                                   10,920          12.02
KFT Limited(4)(73)                                                                         10,920          12.02
Gregory Mastroieni(4)                                                                      10,920             --
George T. Bard(5)(120)                                                                     51,000           1.24
John L. Broan(5)(122)                                                                      30,000           1.04
Leon Tad Davis(5)(15)                                                                      42,000           1.72
Ronald G. Evjen(5)(100)                                                                    30,000           1.45
Jodi Geiger IRA(5)                                                                          4,800             --
Mitchell and Jodi Geiger(5)                                                                 7,200             --
Robert J. Kelly(5)(24)                                                                     30,000           7.80
Peter Mizioch(5)                                                                           30,000             --
Raymond Quadt(5)(35)                                                                       30,000           1.92
W. Scott Schirmer(5)(52)                                                                   30,000           2.01

                                                                                                        Percentage
                                                                                   Shares of Common    Owned if More
                           Name of Selling Stockholder                              Stock Offered(1)      Than 1%
                           ---------------------------                              ----------------      -------
Eugene L. Snowden(5)(86)                                                                   30,000           2.30
Charles W. Wafer(5)(54)                                                                    63,000           3.81
Woodland Management Company(5)(124)                                                        42,000           1.01
Robert J. Kelly(5)(25)                                                                     15,705           7.80
Ronald G. Evjen(5)(101)                                                                    15,697           1.45
W. Scott Schirmer(5)(40)                                                                   15,479           2.01
George T. Bard(5)(121)                                                                     26,629           1.24
Raymond Quadt(5)(36)                                                                       15,479           1.92
Leon Tad Davis(5)(16)                                                                      21,671           1.72
Peter Mizioch(5)                                                                           12,252             --
Peter Mizioch IRA(5)                                                                        3,005             --
Woodland Management Company(5)(125)                                                        21,000           1.01
Jodi Geiger IRA(5)                                                                          2,400             --
Mitchell and Jodi Geiger(5)                                                                 3,600             --
Eugene L. Snowden(5)(49)                                                                   15,000           2.30
Charles W. Wafer(5)(55)                                                                    31,500           3.81
Eugene E. Perlow(5)                                                                         4,000             --
Andrew Revocable Trust(5)(127)                                                              8,000           1.11
Ward T. Bell(5)                                                                             4,000             --
Glen E. Crotts(5)(117)                                                                      8,000           1.17
Ila Patel(5)                                                                                8,000             --
Felix Cisek(5)                                                                              8,000             --
Ronald D. Austin(5)                                                                         4,000             --
George J. Frick(5)                                                                          4,000             --
W. Scott Schirmer(5)(42)                                                                    4,000           2.01
Foundation Asset Management(5)                                                              8,000             --
Joe Hrudka(5)                                                                               2,000             --
Ryan Schirmer(5)                                                                            4,000             --
Edmund L. Fochtman(5)                                                                       2,000             --
Eugene E. Perlow(5)                                                                         4,000             --
Marc and Karen Shlossman(5)                                                                 4,000             --
Authur W. Lindquist(5)                                                                      7,000             --
White Wing Venture(5)(130)                                                                  8,000           1.39
Alan G. Otteni(5)                                                                           8,000             --
Ronald D. Austin(5)                                                                        12,000             --
George J. Frick(5)                                                                         12,000             --
Ila Patel(5)                                                                               24,000             --
Felix Cisek(5)                                                                             24,000             --
Alan G. Otteni(5)                                                                          24,000             --
White Wing Venture(5)(131)                                                                 24,000           1.39
Joe Hrudka(5)                                                                               5,680             --
Arthur W. Lindquist(5)                                                                     21,000             --
Marc and Karen Shlossman(5)                                                                12,000             --
Glen E. Crotts(5)(118)                                                                     24,000           1.17
Foundation Asset Management(5)                                                             24,000             --
Eugene E. Perlow(5)                                                                        12,000             --
Edmund L. Fochtman(5)                                                                       6,000             --
Joe Hrudka(5)                                                                                 320             --
Ryan Schirmer(5)                                                                           12,000             --
W. Scott Schirmer(5)(43)                                                                   12,000           2.01
Eugene E. Perlow(5)                                                                        12,000             --
Andrew Revocable Trust(5)(129)                                                             24,000           1.11
Ward T. Bell(5)                                                                            12,000             --
Ronald G. Evjen(5)(102)                                                                     5,000           1.45
White Wing Venture Capital Investors, LLC(5)(132)                                          50,000           1.39
Steve Antol(5)                                                                             25,000             --
Herbert, Schenk & Johnsen, P.C. (5)                                                       100,000           1.59
Arlington, LLC(5)                                                                         150,000           2.37
John L. Broan TTEE FBO John L. Broan 1984 Rev Trust(5)(123)                                35,000           1.04
Andrew Broan(5)                                                                             5,000             --

                                                                                                        Percentage
                                                                                   Shares of Common    Owned if More
                           Name of Selling Stockholder                              Stock Offered(1)      Than 1%
                           ---------------------------                              ----------------      -------
Robert J. Kelly(5)(26)                                                                    140,000           7.80
Kent Casey(5)                                                                              27,300             --
Robert J. Kelly(5)(27)                                                                     35,000           7.80
Rita and Dave West(5)                                                                       5,000             --
Dave Butler(5)                                                                              9,600             --
Jerry Blumberg(5)                                                                           2,400             --
White Wing Venture Capital Investors, LLC(5)(133)                                           4,800           1.39
David Kohler(5)                                                                            20,000             --
Raymond A. Quadt TTEE FBO Raymond A. Quadt Trust DTD 6/15/95(5)(37)                         3,500           1.92
First Fidelity Trust Limited FBO Taylor Ltd(5)(134)                                       180,000           4.58
Geraldine Amann(5)                                                                          5,000             --
First Fidelity Trust Limited FBO Erin Ltd(5)(137)                                          90,000           4.73
First Fidelity Trust Limited FBO Taylor Ltd(5)(135)                                        90,000           4.58
First Fidelity Trust Limited FBO Erin Ltd(5)(138)                                         180,000           4.73
Epic Ltd(5)                                                                                50,000             --
Logan Kohler(5)                                                                            10,769             --
Taylor Kohler(5)                                                                           10,769             --
Larry Peery(5)(60)                                                                         19,231           1.03
Mark Ward(5)                                                                               19,231             --
Nick Simak(5)                                                                               5,000             --
Scott Mampre(5)                                                                             5,000             --
Lee Family Rev. Trust(5)(139)                                                              30,000           4.73
James Kohler(5)                                                                             5,000             --
Lawrence G. Olson(5)(141)                                                                  30,000           1.12
Alice Whitbeck(5)                                                                           5,000             --
Ellen Hodges(5)                                                                             5,000             --
Mitch Geiger(5)                                                                             5,000             --
Larry Duall(5)                                                                             10,000             --
Geraldine Amann(5)                                                                          3,293             --
Aurora Enterprises(5)                                                                      25,000             --
Andrew Revocable Trust(5)(128)                                                             25,000           1.11
Robert Kelly(5)(28)                                                                        25,000           7.80
Daniel and Robin Rubenstein(5)                                                             25,000             --
McCormack Partners(5)(108)                                                                 50,000           1.50
Crotts Rev. Family Trust(5)(105)                                                           50,000           1.20
George R. Reiss(5)                                                                         25,000             --
New Church Ventures(5)(111)                                                               100,000           2.36
Kitty Hawk Investments(5)                                                                  20,000             --
Hans C. Peyer(5)                                                                           25,000             --
David J. Jones(5)                                                                          10,000             --
Viola M. Streuter(5)                                                                          732             --
Richard W. Cooper(5)                                                                       19,268             --
Eugene L. Snowden(5)(50)                                                                   10,000           2.30
W. Scott Schirmer(5)(41)                                                                   63,000           2.01
Ryan Schirmer(5)                                                                            2,000             --
Dale Riker(5)(113)                                                                         65,000           1.49
Robert Lyons(5)                                                                            10,000             --
Russell Ritchie(5)(116)                                                                    50,000           1.06
McCormack Partners(5)(109)                                                                 15,000           1.50
Nancy Gwen Crotts(5)                                                                       10,000             --
Robert J. Kelly(5)(29)                                                                     10,000           7.80
Glen Crotts(5)(119)                                                                        30,000           1.17
Robert Kite(5)(74)                                                                         30,000          12.02
Kite Family Trust((75)                                                                     30,000          12.02
KFT Limited(5)(76)                                                                         30,000          12.02
Gregory Mastroieni(5)                                                                      30,000             --
Donald John Casey Family Trust(5)                                                          11,250             --
Everyone Counts, Inc. (5)                                                                  12,500             --
Charles Wafer(5)(56)                                                                       50,000           3.81
Janice Casey Larsen(5)                                                                      1,250             --
Michael Shapiro(5)                                                                         12,500             --
Mark B. Casey(5)                                                                           12,500             --

                                                                                                        Percentage
                                                                                   Shares of Common    Owned if More
                           Name of Selling Stockholder                              Stock Offered(1)      Than 1%
                           ---------------------------                              ----------------      -------
Eugene L. Snowden(5)(51)                                                                   25,000           2.30
VMR Profit Sharing Plan and Trust, Leon T. Davis, MD, Trustee(5)(58)                       37,500           1.79
Robert L. Casey(5)                                                                         12,500             --
Southwest Ventures(5)                                                                       5,000             --
Dennis and Diane Schlegel(5)                                                                7,000             --
Schlegel Money Purchase Plan(5)                                                             6,000             --
Larry L. Peery(5)(61)                                                                      15,000           1.03
Mark Ward(5)                                                                               10,000             --
Edward Conn(5)                                                                              2,000             --
Robert Boesel(5)                                                                           10,000             --
Keith Denner(5)                                                                             5,000             --
Robert H. Kite(5)(77)                                                                      35,000          12.02
KFT LTD(5)(78)                                                                             35,000          12.02
Roamin Korp, Inc. (5)(79)                                                                  35,000          12.02
Kite Family Trust(5)(80)                                                                   35,000          12.02
Pamela J. Wilson(5)                                                                         1,000             --
Scott Ward(5)                                                                               5,000             --
First Fidelity Trust FBO Consulting Solutions Ltd. (5)(18)                                 14,000           1.10
Zaida, Ltd. Co. (5)                                                                        20,000             --
Kent Casey(5)                                                                              10,500             --
W.B. McKee Securities(5)                                                                    7,000             --
Ronald Evjen(5)(103)                                                                       20,000           1.45
Robert J. Kelly(5)(30)                                                                     50,000           7.80
Surinvex International Corp. (5)(97)                                                       35,000           3.29
Surinvex International Corp. (5)(98)                                                       70,000           3.29
Roy A. Kite III(5)(94)                                                                     50,000           1.59
Thomas C. and Marilyn A. Watson Revocable Trust Dated 1/20/99(5)(91)                       25,000           1.59
Thomas C. and Marilyn A. Watson Revocable Trust Dated 1/20/99(5)(92)                       25,000           1.59
Kite Family Trust(5)(81)                                                                   50,000          12.02
KFT LLLP(5)(82)                                                                            75,000          12.02
Robert H. Kite(5)(83)                                                                      12,500          12.02
Roamin Korp, Inc. (5)(84)                                                                  12,500          12.02
Fidelity Insurance Company Ltd. FBO Vivagy Trust(5)(143)                                  125,000           3.89
Fidelity Insurance Company Ltd. FBO Vivagy Trust(5)(144)                                  125,000           3.89
Kent Casey(5)                                                                               3,000             --
W.B. McKee Securities(5)                                                                    2,000
First Fidelity Trust FBO Consulting Solutions Ltd. (5)(19)                                 26,000           1.10
LK Associates(5)(136)                                                                      26,000           4.58
Bridgewater Capital Corporation(5)                                                          5,500             --
Bridgewater Capital Corporation(5)                                                          6,000             --
Bridgewater Capital Corporation(5)                                                          4,000             --
Cameron Capital Management Ltd.(5)                                                          2,000             --
Carlton Capital(5)                                                                          2,000             --
J. Patrick Carter(5)                                                                        1,500             --
Charles J. Dedde(5)                                                                         2,800             --
Stan Dreyfus(5)                                                                             1,000             --
Stan Dreyfus(5)                                                                               500             --
First Bermuda Securities, Ltd.(5)                                                           1,500             --
Richard Houlihan(5)                                                                         1,000             --
Richard Houlihan(5)                                                                           500             --
M. Richard Keating(5)                                                                         800             --
Sean F. Lee(5)(140)                                                                         6,000           4.73
Peter Lichtman(5)                                                                           6,000             --
William Lunde(5)                                                                            1,500             --
William Lunde(5)                                                                            6,200             --
William Lunde(5)                                                                            2,000             --
William Lunde(5)                                                                            3,000             --
Ronnie Matlock --Casey(5)                                                                 210,000           3.29
Lawrence Olson(5)(142)                                                                     40,000           1.12
Raymond Quadt(5)(38)                                                                       40,000           1.92
Mary Fitzpatrick(5)                                                                       145,000           2.30
Steven Peck(5)                                                                             40,000             --

                                                                                                        Percentage
                                                                                   Shares of Common    Owned if More
                           Name of Selling Stockholder                              Stock Offered(1)      Than 1%
                           ---------------------------                              ----------------      -------
J. Buford Salmon(5)                                                                         2,000             --
J. Buford Salmon(5)                                                                         1,000             --
Leslie Singer(5)                                                                           50,000             --
Norman Williams(5)                                                                         25,000             --
Douglas T. Yates(5)                                                                         4,600             --
John D. McPhilimy(5)(7)(145)                                                              450,000          13.95
John D. McPhilimy(5)(7)(146)                                                              550,000          13.95
Bruce D. Sandig(5)(8)(147)                                                                240,000          10.19
Bruce D. Sandig(5)(8)(148)                                                                460,000          10.19
Roy D. Pringle(5)(9)(149)                                                                 290,000           7.60
Roy D. Pringle(5)(9)(150)                                                                 210,000           7.60
Susan A. Gunther(5)(10)(151)                                                               40,000           1.20
Susan A. Gunther(5)(10)(152)                                                               35,000           1.20
K. Scott Farmer(5)(11)                                                                    100,000           1.59
1999 Employee Stock Option Plan(6)                                                      1,500,000           n/a
                                                                                      -----------
Total                                                                                  11,442,475
                                                                                      ===========

----------
(1)    All of these Shares are currently restricted under Rule 144 of the Act.
(2) Indicates Common Shares issuable upon conversion of the Company's Series D Preferred Stock.
(3) Indicates Common Shares issuable upon conversion of the Company's Series E Preferred Stock.
(4)    Indicates Common Shares issuable upon conversion of debt.
(5)    Indicates Common Shares issuable upon exercise of warrants.
(6) Indicates Common Shares issuable upon exercise of options issued under the Plan.
(7)    John D.  McPhilimy is the  President and Chief  Executive  Officer of the
       Company.
(8)    Bruce D. Sandig is a Senior Vice President of the Company.
(9)    Roy D. Pringle is a Vice  President  and Chief  Financial  Officer of the
       Company.
(10)   Susan A. Gunther is a member of the Board of Directors of the Company.
(11)   K. Scott Farmer is an employee of the Company.
(12)   Includes 72,000 shares also held in this trust.
(13)   Includes 2,000 shares also held in this trust.
(14)   Includes 63,671shares also held upon exercise of warrants.
(15) Includes 65,013 shares also held upon exercise of warrants and in common stock.
(16)   Includes 85,342 shares upon exercise of warrants and in common stock.
(17)   Includes 40,000 shares also held upon exercise of warrants.
(18) Includes 54,000 shares held upon exercise of warrants and in common stock.
(19) Includes 42,000 shares also held upon exercise of warrants and in common stock.
(20) Includes 370,246 shares also held upon exercise of warrants, conversion of debt, and in preferred stock.
(21) Includes 460,246 shares also held upon exercise of warrants, conversion of debt, and in common stock.
(22) Includes 498,291 shares held upon exercise of warrants and in common and preferred stock.
(23) Includes 507,660 shares also held upon exercise of warrants and in common and preferred stock.
(24) Includes 480,246 shares also held upon exercise of warrants, conversion of debt and in common and preferred stock.
(25) Includes 494,541 shares held upon exercise of warrants, conversion of debt and in common and preferred stock.
(26) Includes 370,246 shares also held upon exercise of warrants, conversion of debt and in common and preferred stock.

(27) Includes 475,246 shares held upon exercise of warrants, conversion of debt and in common and preferred stock.
(28) Includes 485,246 shares upon exercise of warrants, conversion of debt and in common and preferred stock.
(29) Includes 500,246 shares also held upon exercise of warrants, conversion of debt and in common and preferred stock.
(30) Includes 460,246 shares held upon exercise of warrants, conversion of debt and in common and preferred stock.
(31)   Includes 18,000 shares also held by various trusts.
(32)   Includes 78,000 shares held in a various trusts.
(33)   Includes 74,000 shares held by various trusts.
(34)   Includes 88,979 shares also held upon exercise of warrants.
(35) Includes 89,938 shares held upon exercise of warrants and in common stock.
(36) Includes 104,459 shares held upon exercise of warrants and in common stock.
(37) Includes 116,438 shares held upon exercise of warrants and in common stock.
(38) Includes 79,938 shares also held upon exercise of warrants and in common stock.
(39)   Includes 124,479 shares also held upon exercise of warrants.
(40) Includes 110,999 shares also held upon exercise of warrants and in common stock.
(41) Includes 63,478 shares also held upon exercise of warrants and in common stock.
(42) Includes 122,478 shares also held upon exercise of warrants and in common stock.
(43) Includes 114,478 shares also held upon exercise of warrants and in common stock.
(44)   Includes 80,000 shares also held in various property accounts.
(45)   Includes 80,000 shares also held in various property accounts.
(46)   Includes 90,000 shares also held in various property accounts.
(47) Includes 134,720 shares upon exercise of warrants, conversion of debt and in preferred stock.
(48) Includes 94,720 shares upon exercise of warrants, conversion of debt and in common stock.
(49) Includes 129,720 shares also held upon exercise of warrants, conversion of debt and in common and preferred stock.
(50) Includes 134,720 shares upon exercise of warrants, conversion of debt and in common and preferred stock.
(51) Includes 119,720 shares also held upon exercise of warrants, conversion of debt and in common and preferred stock.
(52) Includes 96,478 shares also held upon exercise of warrants and in common stock.
(53)   Includes 144,500 shares also held upon exercise of warrants.
(54) Includes 181,500 shares also held upon exercise of warrants and in preferred stock.
(55) Includes 213,000 shares held upon exercise of warrants and in preferred stock.
(56) Includes 194,500 shares also held upon exercise of warrants and in preferred stock.
(57)   Includes 37,500 shares also held upon exercise of warrants.
(58)   Includes 75,000 shares held in preferred stock.
(59)   Includes 34,231 shares also held upon exercise of warrants.
(60) Includes 45,000 shares held upon exercise of warrants and in preferred stock.
(61) Includes 49,231 shares also held upon exercise of warrants and in preferred stock.
(62) Includes 772,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants and preferred stock.
(63) Includes 772,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(64) Includes 772,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(65) Includes 772,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.

(66) Includes 830,260 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(67) Includes 830,260 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(68) Includes 767,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(69) Includes 792,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(70) Includes 831,840 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(71) Includes 831,840 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(72) Includes 831,840 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(73) Includes 831,840 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(74) Includes 812,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(75) Includes 812,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(76) Includes 812,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(77) Includes 807,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(78) Includes 807,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(79) Includes 807,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(80) Includes 807,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(81) Includes 792,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(82) Includes 767,760 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(83) Includes 830,260 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(84) Includes 830,260 shares also held by various corporations and trusts controlled by Robert Kite, upon exercise of warrants, conversion of debt and preferred stock.
(85) Includes 140,000 shares upon exercise of warrants and in common and preferred stock.
(86) Includes 114,720 shares upon exercise of warrants, conversion of debt and in common and preferred stock.
(87)   Includes 125,000 shares also held by this trust.
(88)   Includes 125,000 shares also held by this trust.
(89)   Includes 75,000 shares also held by this trust.
(90)   Includes 75,000 shares also held by this trust.
(91)   Includes 75,000 shares also held by this trust.
(92)   Includes 75,000 shares also held by this trust.

(93)   Includes 50,000 shares also held upon conversion of warrants.
(94)   Includes 50,000 shares also held in preferred stock.
(95) Includes 140,000 shares also held upon exercise of warrants and in preferred stock.
(96) Includes 175,000 shares also held upon exercise of warrants and in preferred stock.
(97) Includes 175,000 shares also held upon exercise of warrants and in preferred stock.
(98) Includes 140,000 shares also held upon exercise of warrants and in preferred stock
(99)   Includes 70,697 shares also held upon exercise of warrants.
(100) Includes 60,697 shares also held upon exercise of warrants and in preferred stock.
(101) Includes 75,000 shares held upon exercise of warrants and in preferred stock.
(102) Includes 85,697 shares held upon exercise of warrants and in preferred stock.
(103) Includes 70,697 shares held upon exercise of warrants and in preferred stock.
(104)  Includes 50,000 shares also held upon exercise of warrants.
(105)  Includes 24,731 shares also held upon conversion of debt.
(106) Includes 69,500 shares held upon conversion of debt and exercise of warrants.
(107) Includes 89,731 shares held upon conversion of debt and exercise of warrants.
(108) Includes 44,231shares held upon conversion of debt and exercise of warrants.
(109) Includes 79,231shares held upon conversion of debt and exercise of warrants.
(110)  Includes 100,000 shares also held upon exercise of warrants.
(111)  Includes 48,860 shares held upon conversion of debt.
(112)  Includes 65,000 shares also held upon exercise of warrants.
(113)  Includes 28,627 shares held upon conversion of debt.
(114)  Includes 50,000 shares also held upon exercise of warrants.
(115)  Includes 16,301 shares held upon conversion of debt.
(116)  Includes 62,000 shares also held upon exercise of warrants.
(117) Includes 64,920 shares held upon conversion of debt and exercise of warrants.
(118) Includes 48,920 shares held upon conversion of debt and exercise of warrants.
(119) Includes 42,920 shares also held upon conversion of debt and exercise of warrants.
(120)  Includes 26,629 shares held upon exercise of warrants.
(121)  Includes 51,000 shares also held upon exercise of warrants.
(122)  Includes 35,000 shares held in trust.
(123)  Includes 30,000 shares also held upon exercise of warrants.
(124)  Includes 21,000 shares also held upon exercise of warrants.
(125)  Includes 42,000 shares also held upon exercise of warrants.
(126)  Includes 57,000 shares also held upon exercise of warrants.
(127) Includes 61,365 shares also held upon exercise of warrants and conversion of debt.
(128) Includes 44,365 shares held upon exercise of warrants and conversion of debt.
(129) Includes 45,365 shares held upon exercise of warrants and conversion of debt.
(130)  Includes 78,800 shares also held upon exercise of warrants.
(131)  Includes 62,800 shares also held upon exercise of warrants.
(132)  Includes 36,800 shares also held upon exercise of warrants.
(133)  Includes 82,000 shares also held upon exercise of warrants.
(134)  Includes 116,000 shares held in various trusts.
(135)  Includes 206,000 shares held in various trusts.
(136)  Includes 260,000 shares held in various trusts.
(137)  Includes 216,000 shares held in various trusts.
(138)  Includes 126,000 shares held in various trusts.
(139)  Includes 276,000 shares held in various trusts.
(140)  Includes 300,000 shares held in various trusts.

(141)  Includes 40,000 shares also held upon exercise of warrants.
(142)  Includes 30,000 shares also held upon exercise of warrants.
(143)  Includes 125,000 shares also held in this trust.
(144)  Includes 125,000 shares also held in this trust.
(145)  Includes 550,000 shares also held upon exercise of warrants.
(146)  Includes 450,000 shares held upon exercise of warrants.
(147)  Includes 460,000 shares held upon exercise of warrants.
(148)  Includes 240,000 shares also held upon exercise of warrants.
(149) Includes 216,047 shares also held upon exercise of warrants, including 6,047 of common stock.
(150) Includes 296,047 shares upon exercise of warrants, including 6,047 of common stock.
(151)  Includes 35,000 shares held upon exercise of warrants.
(152)  Includes 40,000 shares held upon exercise of warrants.

                              PLAN OF DISTRIBUTION

The Shares will be offered and sold by the Selling Stockholders for their own accounts. Dimensional Visions will not receive any of the proceeds from the sale of the Shares pursuant to this prospectus other than from the exercise of warrants or the conversion of debt. Dimensional Visions will pay all of the expenses of the registration of the Shares, but shall not pay any commissions, discounts, and fees of underwriters, dealers, or agents.

The Selling Stockholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders have advised Dimensional Visions that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders. Sales may be made directly to or through broker-dealers who may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters' within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this prospectus may not simultaneously engage in market making activities with respect to the Common Stock of Dimensional Visions during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

Selling Stockholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of Dimensional Visions currently consists of 100,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

Dimensional   Visions'  Transfer  Agent  is  American  Stock  Transfer  &  Trust
Corporation, 40 Wall Street, New York, New York 10005.

The following summary of certain terms of Dimensional Visions' securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Dimensional Visions' Articles of Incorporation and Bylaws.

COMMON STOCK

As of the date of this prospectus, there are 6,169,607 shares of Common Stock outstanding.

Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Dimensional Visions' assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until Dimensional Visions is profitable.

Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by Dimensional Visions. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

SERIES A PREFERRED STOCK

The Company's Series A Convertible 5% Preferred Stock, 100,000 shares authorized, is convertible into common stock at the rate of 1.6 shares of common stock for each share of the Series A Preferred. Dividends from date of issue are payable from retained earnings, and have been accumulated on June 30 each year, but have not been declared or paid. The Series A Preferred were issued for the purpose of raising operating funds. As of the date of this prospectus, there are 20,500 shares of Series A Convertible 5% Preferred Stock outstanding.

SERIES B PREFERRED STOCK

The Company's Series B Convertible 8% Preferred Stock, 200,000 shares authorized, is convertible into common stock at the rate of four shares of common stock for each share of the Series B Preferred. Dividends from date of issue are payable from retained earnings, and have been accumulated on June 30 each year, but have not been declared or paid. The Series B Preferred were issued for the purpose of raising operating fund. Shares of Series B Preferred were issued to holders of warrants to purchase such preferred stock. The funding for the exercise of these warrants was the exchange of 1,907,000 of principal amount of secured and unsecured notes. As of the date of this prospectus, there are 3,500 shares of Series B Convertible 8% Preferred Stock outstanding.

SERIES C PREFERRED STOCK

The Company's  Series C Convertible  Preferred Stock is convertible at a rate of
0.4 shares of common stock per share of Series C Preferred and was issued to certain holders of the Company's 10% Secured Notes in lieu of accrued interest.

Shares of Series C Preferred were also issued in exchange for $262,750 of interest due under secured and unsecured notes. As of the date of this prospectus, there are 13,442 shares of Series C Convertible Preferred Stock outstanding.

SERIES D PREFERRED STOCK

The Company's Series D Convertible Preferred Stock is convertible at a rate of two shares of common stock per share of Series D Preferred and were issued for the purpose of raising operating funds. As of the date of this prospectus, there are 375,000 shares of Series D Convertible Preferred Stock outstanding.

SERIES E PREFERRED STOCK

The Company's Series E Convertible Preferred Stock is convertible at a rate of one share of common stock per share of Series E Preferred and were issued for the purpose of raising operating funds. As of the date of this prospectus, there are 675,000 shares of Series E Convertible Preferred Stock outstanding.

SERIES P PREFERRED STOCK

The Company's  Series P Convertible  Preferred Stock is convertible at a rate of
0.4 shares of common stock per share of Series P Preferred. The Series P Preferred was issued on September 2, 1995, to InfoPak stockholders in exchange for (1) all of the outstanding capital stock of InfoPak, (2) as signing bonuses for certain employees and a consultant of InfoPak, and (3) to satisfy InfoPak's outstanding debt obligations to certain stockholders. As of the date of this prospectus, there are 86,640 shares of Series P Convertible Preferred Stock outstanding.

WARRANTS AND OPTIONS

As of February 10, 2000, there are 7,227,210 warrants issued and outstanding expiring at various times until January 27, 2005. The exercise prices vary from $.10 to $12.50 per share with a weighted average exercise price of $.56 per share. Officers and directors of the Company own 2,275,000 of the 7,227,210 issued and outstanding warrants with a weighted average exercise price of $.23 per share. Other individuals or entities own the other 4,952,210 warrants which have a weighted average exercise price of $.71 per share. There are 395,000 warrants with an exercise price of $.25 that expire 120 days after the effectiveness of a registration statement by the Company. Additionally there are 712,500 warrants with an exercise price of $.50 that expire 120 days after the effectiveness of a registration statement by the Company. There are 100,000 warrants that will be issued quarterly at the rate of 12,500 per quarter to an employee of the Company beginning on May 1, 2000, as long as he remains in the employ of the Company.

                                  LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Dimensional Visions by Horwitz & Beam, Irvine, California.

                                     EXPERTS

The Financial Statements of Dimensional Visions for the fiscal years ended June 30, 1998 and June 30, 1999, included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance on the report of Gitomer & Berenholz, P.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                        DIMENSIONAL VISIONS INCORPORATED
                                 AND SUBSIDIARY

                                FINANCIAL REPORT

                       YEARS ENDED JUNE 30, 1999 AND 1998
                                       AND
                   SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY

                       YEARS ENDED JUNE 30, 1999 AND 1998
                                       AND
                   SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report                                                 F-2

Consolidated Financial Statements

  Balance Sheets                                                             F-4

  Statements of Operations                                                   F-5

  Statements of Stockholders' Equity (Deficiency)                            F-6

  Statements of Cash Flows                                                  F-10

  Notes to Consolidated Financial Statements                                F-14

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Dimensional Visions Incorporated and Subsidiary
Phoenix, Arizona


We have audited the accompanying consolidated balance sheet of Dimensional Visions Incorporated and Subsidiary (the "Company") as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the two years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Dimensional Visions Incorporated and Subsidiary as of June 30, 1999 and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has financed its operations primarily through the sale of its securities. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has limited sales of its products, which raises substantial doubt about the Company's ability to continue as a going concern. The future of the Company as an operating business will depend on its ability to

To the Board of Directors and Stockholders
Dimensional Visions Incorporated and Subsidiary


(1)   successfully   market  its  products,   (2)  obtain   sufficient   capital
contributions and/or financing as may be required to sustain its current operations and fulfill its sales and marketing activities, (3) achieve a level of sales adequate to support the Company's cost structure, and (4) ultimately achieve a level of profitability. Management's plan concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ GITOMER & BERENHOLZ, P.C.
-----------------------------
GITOMER & BERENHOLZ, P.C.

Huntingdon Valley, Pennsylvania
October 7, 1999

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                   December 31,      June 30,
                                                      1999             1999
                                                   ------------    ------------
                                    ASSETS         (Unaudited)
Current assets
Cash                                               $    573,802    $     20,019
Notes receivable, net of allowance for bad
    debts of $402,006                                    41,663          41,663
  Accounts receivable, trade, net of allowance
    For bad debts of $11,833                            186,979          78,068
  Inventory                                               2,128           6,900
  Prepaid expenses                                        9,703          17,896
                                                   ------------    ------------
    Total current assets                                814,275         164,546
                                                   ------------    ------------
Equipment
  Equipment                                             401,678         401,678
  Furniture and fixtures                                 50,162          50,162
                                                   ------------    ------------
                                                        451,840         451,840
  Less accumulated depreciation                         297,500         279,681
                                                   ------------    ------------
                                                        154,340         172,159
                                                   ------------    ------------
Other assets
  Deferred costs                                        246,788         158,567
  Patent rights and other assets                         33,664          35,701
                                                   ------------    ------------
                                                        280,452         194,268
                                                   ------------    ------------
    Total assets                                   $  1,249,067    $    530,973
                                                   ============    ============

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities
  Short-term borrowings                            $    235,000    $    213,767
  Current portion of obligations under capital
    Leases                                               22,638          20,552
  Accounts payable, accrued expenses and other
    Liabilities                                         380,159         534,173
                                                   ------------    ------------
    Total current liabilities                           637,797         768,492
                                                   ------------    ------------
Long-term debt                                          320,023         268,215
                                                   ------------    ------------
Obligations under capital leases, net of
  Current portion                                        70,168          82,033
                                                   ------------    ------------
    Total liabilities                                 1,027,988       1,118,740
                                                   ------------    ------------
Stockholders' equity (deficiency)
  Preferred stock - $.001 par value, authorized
    10,000,000 shares; issued and outstanding
    1,176,582 at December 31, 19999, and
    130,810 shares at June 30, 1999                       1,177             131
  Additional paid-in capital                          1,570,344         658,170
                                                   ------------    ------------
                                                      1,571,521         658,301
  Common stock - $.001 par value, authorized
    100,000,000 shares; issued and outstanding
    6,025,610 at December 31, 1999 and
    5,138,192 shares at June 30, 1999                     6,026           5,138
  Additional paid-in capital                         19,910,192      19,556,402
  Deficit                                           (21,266,660)    (20,807,608)
                                                   ------------    ------------
    Total stockholders' equity (deficiency)             221,079        (587,767)
                                                   ------------    ------------
    Total liabilities and stockholders'
      equity (deficiency)                          $  1,249,067    $    530,973
                                                   ============    ============

                 See notes to consolidated financial statements.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                        Six Months Ended December 31,     Year Ended June 30,
                                         --------------------------    --------------------------
                                            1999           1998           1999           1998
                                         -----------    -----------    -----------    -----------
                                         (Unaudited)    (Unaudited)
Operating revenue                        $   300,418    $   410,400    $   741,901    $   609,392
Cost of sales                                193,261        245,561        562,711        473,147
                                         -----------    -----------    -----------    -----------
Gross profit                                 107,157        164,839        179,190        136,245

Sale of product line                         107,157        164,839        179,190        146,245
                                         -----------    -----------    -----------    -----------
Operating expenses
  Engineering and development costs           77,152         97,085        146,480        226,237
  Marketing expenses                          25,367        168,324        301,630        249,607
  General and administrative
    Expenses                                 348,577        318,888        605,347        395,414
                                         -----------    -----------    -----------    -----------
    Total operating expenses                 451,096        584,297      1,053,457        871,258
                                         -----------    -----------    -----------    -----------
Loss before other income (expenses)         (343,939)      (419,458)      (874,267)      (325,013)
                                         -----------    -----------    -----------    -----------
Other income (expenses)
  Interest expense                          (120,196)       (29,420)      (207,727)       (92,117)
  Interest income                              5,084         21,298         18,188         30,806
  Loss on sale/abandonment of
    Leasehold improvements and
    Equipment                                     --             --             --        (35,335)
  Bad debt expense on notes receivable            --             --       (402,006)            --
                                         -----------    -----------    -----------    -----------
                                            (115,112)        (8,122)      (591,545        (96,646)
                                         -----------    -----------    -----------    -----------
Net loss                                 $  (459,051)   $  (427,580)   $(1,465,812)   $  (421,659)
                                         ===========    ===========    ===========    ===========
Loss per share
  Basic and diluted loss per
    Common share                         $      (.08)   $      (.12)   $      (.37)   $      (.14)
                                         ===========    ===========    ===========    ===========
Shares used in computing net loss
  Per share                                5,759,686      3,617,089      3,973,118      3,073,650
                                         ===========    ===========    ===========    ===========

                 See notes to consolidated financial statements.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                        Preferred Stock                    Common Stock
                                       ($.001 Par Value)  Additional     ($.001 Par Value)     Additional
                                        ----------------    Paid-in     --------------------     Paid-in
                                        Shares    Amount    Capital       Shares     Amount      Capital      Deficit       Total
                                        -------    -----   ---------    ----------   -------   -----------  ------------   --------
Balance, July 1, 1997                   219,378    $ 219   $ 923,209    68,137,872   $68,138   $17,844,144  $(18,920,137)  $(84,427)

Conversion of 2,500 shares of
Series A convertible preferred
stock valued at $25,000 into
100,000 pre-split shares of the
Company's common stock                   (2,500)      (3)    (24,997)      100,000       100        24,900            --         --

Conversion of 81,407 shares
Series P convertible preferred
stock valued at $203,517 into
814,070 pre-split shares of the
Company's common stock                  (81,407)     (81)   (203,436)      814,070       814       202,703            --         --

Conversion of 2,150 shares
Series S convertible preferred
stock valued at $11,500 into
215,000 pre-split shares of the
Company's common stock                   (2,150)      (2)    (11,498)      215,000       215        11,285            --         --

Conversion of 50,000 of
convertible debentures to 1,818,182
pre-split shares of the Company's
common stock issued pursuant to a
Regulation S offering                        --       --          --     1,818,182     1,818        48,182            --     50,000

Exercise of 1,000,000 warrants
to purchase 1,000,000 pre-split
shares of the Company's common
stock at $.10 per share                      --       --          --     1,000,000     1,000         9,000            --     10,000

Issuance of 50,000 pre-split
shares of the Company's common
stock to an employee for
compensation valued at $2,750                --       --          --        50,000        50         2,700            --      2,750

Issuance of 180,000 pre-split
shares of the Company's common
stock to consultants for services
valued at $11,250                            --       --          --       180,000       180        11,070            --     11,250

The Company sold through a private
placement 1,400,000 pre-split shares
of the Company's common stock valued
at $.05 per share                            --       --          --     1,400,000     1,400        68,600            --     70,000

The Company sold through an offshore
placement 1,666,666 pre-split shares
of the Company's common stock valued
at $.045 per share                           --       --          --     1,666,666     1,667        73,333            --     75,000

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

                                        Preferred Stock                    Common Stock
                                       ($.001 Par Value)  Additional     ($.001 Par Value)     Additional
                                        ----------------    Paid-in     --------------------     Paid-in
                                        Shares    Amount    Capital       Shares     Amount      Capital      Deficit       Total
                                        -------    -----   ---------    ----------   -------   -----------  ------------   --------
Issuance of 1,500,000 post-split
warrants to purchase 1,500,000
shares of the Company's common stock
at $.50 per share for a five year
period commencing January 1998 to
the investment banker connection
with private placement of the
Company's securities                         --       --          --            --        --            --            --         --

Issuance of 420,000 warrants to
purchase the Company's common stock
at $1 per share based on the
post-split price for a five year
period commencing during October
1997 through January 1998 in
connection with a bridge loan that
was converted to equity                      --       --          --            --        --            --            --         --

Issuance of 297,000 post-split
warrants to purchase the Company's
common stock at prices ranging from
approximately $.91 to $.93 per share
in connection with the issuance of
debentures that were converted to
equity for a three year period
commencing April 1998 or June 1998.
The warrant price was adjusted by
the accrued interest on the
debenture that was applied against
the warrant exercise price                   --       --          --            --        --         1,660            --      1,660

The noteholders converted
substantially all the short term
loans and related interest through
a private placement into 14,921,000
pre-split shares of the Company's
common stock valued at $1.50 per
share based on the post-split price
or $.06 per share at the pre-split
price and issued 298,808 post-split
warrants to purchase the Company's
common stock at $1.50 per share
until February 28, 1999 and $2.00
per share until February 28, 2001            --       --          --    14,921,000    14,921       477,779            --    492,700

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

                                        Preferred Stock                    Common Stock
                                       ($.001 Par Value)  Additional     ($.001 Par Value)     Additional
                                        ----------------    Paid-in     --------------------     Paid-in
                                        Shares    Amount    Capital       Shares     Amount      Capital      Deficit       Total
                                        -------    -----   ---------    ----------   -------   -----------  ------------   --------
Issuance of a warrant to purchase
3.53 units each consisting of 16,000
shares of the Company's common stock
and 8,000 redeemable common stock
purchase warrants to the investment
banker in connection with the
private placement of the Company's
securities at $28,800 per unit for a
five year period commencing April 1998       --       --          --            --        --            28            --         28

1 for 25 reverse stock split                 --       --          --   (86,690,419)  (86,691)       86,691            --         --

Net loss                                     --       --          --            --        --            --      (421,659)  (421,659)
                                        -------    -----   ---------    ----------   -------   -----------  ------------   --------
Balance, June 30, 1998                  133,321     $133    $683,278     3,612,101    $3,612   $18,862,075  $(19,341,796)  $207,302

Conversion of 1,500 shares Series B
convertible preferred stock valued
at $15,000 into 6,000 shares of the
Company's common stock                   (1,500)      (1)    (14,999)        6,000         6        14,994            --         --

Conversion of 1,011 shares Series C
convertible preferred stock valued
at $10,110 into 47,390 shares of the
Company's common stock                   (1,011)      (1)    (10,109)          403        --        10,110            --         --

Issuance of 1,519,688 shares of
the Company's common stock to
consultants for services valued at
$320,593                                     --       --          --     1,519,688     1,520       319,073            --    320,593

Issuance of 485,000 warrants to
purchase 485,000 shares of the
Company's common stock at $.50 per
share for a three and a half year
period commencing January 16, 1998
in connection with the issuance of
convertible debentures due July 31,
2001. Black Scholes option pricing
model was used to value the warrants         --       --          --            --        --       310,850            --    310,850

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

                                        Preferred Stock                  Common Stock
                                       ($.001 Par Value)  Additional   ($.001 Par Value)     Additional
                                        ----------------    Paid-in   --------------------     Paid-in
                                        Shares    Amount    Capital     Shares     Amount      Capital      Deficit        Total
                                        -------    -----   ---------  ----------   -------   -----------  ------------    --------
Issuance of 85,000 warrants to
purchase 85,000 shares of the
Company's common stock at $.25 per
share and issuance of 150,000
warrants to purchase 150,000 shares
of the Company's common stock at
$.10 per share for a three year
period commencing January 25, 1999
in connection with the issuance of
convertible debentures due July 1999
through October 1999. The Black
Scholes option pricing model was
used to value the warrants.                  --       --          --          --        --        39,300            --      39,300

Net loss                                     --       --          --          --        --            --    (1,465,812) (1,465,812)
                                      ---------------------------------------------------------------------------------------------
Balance, June 30, 1999                  130,810     $131    $658,170   5,138,192    $5,138   $19,556,402  $(20,807,608)  $(587,767)

Conversion of 4,228 shares Series C
convertible preferred stock valued
at $42,280 into 1,688 shares of the
Company's common stock                   (4,228)      (4)    (42,276)      1,688         2        42,278            --          --

Exercise of 125,000 warrants to
purchase 125,000 shares of the
Company's common stock at $.20
per share                                    --       --          --     125,000       125        24,875            --      25,000

Exercise of 150,000 warrants to
purchase 150,000 shares of the
Company's common stock at $.10
per share                                    --       --          --     150,000       150        14,850            --      15,000

Issuance of 166,730 shares of the
Company's common stock to settle
accounts payable valued at $62,398           --       --          --     166,730       167        62,231            --      62,398

Issuance of 444,000 shares of the
Company's common stock to
consultants for services valued
at $210,000                                  --       --          --     444,000       444       209,556            --     210,000

Issuance of 375,000 shares of the
Company's Series D Preferred Stock      375,000      375     337,125          --        --            --            --     337,500

Issuance of 675,000 shares of the
Company's Series E Preferred Stock      675,000      675     617,325          --        --            --            --     618,000

Net loss                                     --       --          --          --        --            --      (459,051)   (459,051)
                                      ---------------------------------------------------------------------------------------------
Balance, December 31, 1999
(unaudited)                           1,176,582   $1,177  $1,570,344   6,025,610    $6,026   $19,910,192  $(21,266,660)   $221,079
                                      =============================================================================================

                       See notes to financial statements.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Six Months
                                                           Ended December 31,          Year Ended June 30,
                                                        -------------------------   -------------------------
                                                           1999          1998          1999          1998
                                                        -----------   -----------   -----------   -----------
                                                        (Unaudited)   (Unaudited)
Operating activities
  Net loss                                              $  (459,051)  $  (427,580)  $(1,465,812)  $  (421,659)
  Adjustments to reconcile net loss to net
    cash used in operating activities
      Gain on sale of product line                               --            --            --      (410,000)
      Allowance for bad debts on notes
        Receivable                                               --            --       402,006            --
      Compensation paid to officers/
        employees through issuance of
        warrants and common stock                                --            --            --         2,750
      Consulting service paid through
        issuance of warrants and common
        stock                                                22,500        13,000        65,593        11,250
      Depreciation and amortization of
        property and equipment                               17,819        28,832        46,172        43,117
      Amortization of debt discount                          73,041            --       112,132            --
Amortization of other assets and deferred costs              71,316         7,615        36,811        19,856
      Interest expense paid through
        reduction of warrant price to
        debenture holders                                        --            --            --         1,660
Interest expense paid through issuance of common stock           --            --            --        73,840
      Loss on sale/abandonment of leasehold
        improvements and equipment                               --            --            --        35,335
      Transfer of prepaid expenses to
        Assets sold                                              --            --            --       (10,002)
      Changes in assets and liabilities
        which provided (used) cash
          Accounts receivable, trade                       (108,911)      (14,108)       66,552       (62,319)
          Inventory                                           4,772       (13,631)       62,464       109,763
          Prepaid supplies and expenses                       8,193       (31,357)        7,782       (15,677)
          Accounts payable, accrued expenses
            and other liabilities                           (91,616)      120,182        94,196        26,030
                                                        -----------   -----------   -----------   -----------
  Net cash used in operating activities                    (461,937)     (317,047)     (572,104)     (596,056)
                                                        -----------   -----------   -----------   -----------
Investing activities
  Payment of obligations under capital lease                 (9,779)       (3,469)      (16,477)      (19,850)
  Purchase of equipment                                          --       (58,800)      (57,279)      (10,200)
  Deposits                                                       --            --            --        (4,100)

Notes receivable                                                 --            --            --       (90,000)
Proceeds from payments on notes receivable                       --        18,169        18,169        38,162
                                                        -----------   -----------   -----------   -----------
  Net cash used in investing activities                      (9,779)      (44,100)      (55,587)      (85,988)
                                                        -----------   -----------   -----------   -----------

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                           Six Months
                                                        Ended December 31,       Year Ended June 30,
                                                      ----------------------   -----------------------
                                                         1999        1998         1999         1998
                                                      ----------  ----------   ----------   ----------
                                                      (Unaudited) (Unaudited)
Financing activities

  Proceeds from
    Sale of                                                   --          --           --      145,000
      Common stock                                       955,500          --           --
      Preferred stock net of offering costs                   --          --           --           28
        of $94,500                                            --          --      235,000           --
      Warrant right                                           --     485,000      485,000           --
    Short-term borrowings
    Long-term debt
    Reduction in deferred consulting fee
      contract originally paid in common stock            30,000          --      100,000           --
  Debt obligation note converted to
    common stock                                              --          --           --       25,000
  Debt obligations converted to common stock
    net of offering costs of $203,140 in 1998                 --          --           --      418,860
  Issuance of common stock in connection
    with the exercise of warrants                         40,000          --           --       10,000
  Proceeds from sale of equipment and
    Supplies                                                  --          --           --       10,000
  Borrowings from factor                                      --      84,367      195,560       79,500
  Payment of debt obligations                                 --    (154,500)    (350,060)    (100,000)
  Disbursement of debt issuance costs                         --     (33,700)     (33,700)          --
                                                      ----------  ----------   ----------   ----------
Net cash provided by financing activities              1,025,500     381,167      631,800      588,388
                                                      ----------  ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents     553,783      20,020        4,109      (93,656)
Cash, beginning of period                                 20,019      15,910       15,910      109,566
                                                      ----------  ----------   ----------   ----------
Cash, end of period                                   $  573,802  $   35,930   $   20,019   $   15,910
                                                      ==========  ==========   ==========   ==========
Supplemental disclosure of cash flow information:

  Cash paid during the period for interest            $    7,152  $   22,974   $   34,957   $    5,425
                                                      ==========  ==========   ==========   ==========
  Issuance of common stock in connection
    with consulting services                          $  210,000          --   $  320,593   $   11,250
                                                      ==========  ==========   ==========   ==========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                                       AND
             SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)


Supplemental disclosure of non-cash investing and financing activities for the six months ended December 31, 1999:

The Company issued 1,688 shares of the Company's common stock in connection with the conversion of Series C Convertible Preferred Stock valued at $42,280.

The Company issued 444,000 of the Company's common stock to consultants for services valued at $210,000.

The Company issued 166,730 of the Company's common stock to settle accounts payable valued at $62,398.

Supplemental disclosure of non-cash investing and financing activities for fiscal year 1999:

     The Company issued 6,403 shares of the Company's common stock in connection with the conversion of convertible preferred stock valued at $25,110 as follows:

                                                                   Converted to
                                                      Value        Common Stock
                                                    ----------      ----------
     Series B Convertible Preferred Stock           $   15,000           6,000
     Series C Convertible Preferred Stock               10,110             403
                                                    ----------      ----------

                                                    $   25,110           6,403
                                                    ==========      ==========

     The Company issued 1,519,688 shares of the Company's common stock to consultants for services valued at $320,593.

     The Company recorded additional paid-in capital of $350,150 with the issuance of warrants to purchase 920,000 shares of the Company's common stock in connection with the short and long-term debenture financing.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                                       AND
             SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998 (UNAUDITED)


Supplemental disclosure of non-cash investing and financing activities for fiscal year 1998:

     The Company recorded capital lease obligations of $138,912 relating to the acquisition of equipment.

     In connection with the sale of a product line for $410,000 the Company recorded a note receivable.

     The Company issued 72,727 shares (1,818,182 pre-split shares) of the Company's common stock in connection with the conversion of $50,000 of convertible debentures to common stock under a Regulation S Securities Subscription Agreement.

     The Company issued 596,840 shares (14,921,000 pre-split shares) of the Company's common stock in connection with the conversion of $695,840 short-term debt and related interest expense.

     The Company issued 45,163 shares (1,129,070 pre-split shares) of the Company's common stock in connection with the conversion of convertible preferred stock valued at $240,018 as follows:

                                                                    Converted to
                                                        Value       Common Stock
                                                      ----------     ----------
     Series A Convertible Preferred Stock             $   25,000        100,000
     Series P Convertible Preferred Stock                203,518        814,070
     Series S Convertible Preferred Stock                 11,500        215,000
                                                      ----------     ----------
                                                      $  240,018      1,129,070
                                                      ==========     ==========

     The Company issued 7,200 shares (180,000 pre-split shares) of the Company's common stock to consultants for services valued at $11,250.

     The Company issued 2,000 shares (50,000 pre-split shares) of the Company's common stock to employees valued at $2,750 for compensation and/or accrued compensation.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 1:   Summary of Significant Accounting Policies

          DESCRIPTION OF BUSINESS, FINANCING AND BASIS OF FINANCIAL STATEMENT PRESENTATION

          Dimensional   Visions   Incorporated  (the  "Company"  or  "DVI")  was
          incorporated in Delaware on May 12, 1988. The Company produces and markets lithographically printed stereoscopic and animation print products. The stockholders of the Company approved a name change effective January 15, 1998 from Dimensional Visions Group, Ltd. to Dimensional Visions Incorporated.

          The Company, through a wholly-owned subsidiary of InfoPak, Inc. has developed a data delivery system that provides end users with specific industry printed materials by way of a portable hand-held reader. Data is acquired electronically from the data provided by mainframe systems and distributed through a computer network to all subscribers.

          The Company has financed its operations primarily through the sale of its securities. The Company has had limited sales of its products during the six months ended December 31, 1999 and the years ended June 30, 1999 and 1998. Even though the sales during the past two years have significantly increased over the prior years, the volume of business is not nearly sufficient to support the Company's cost structure.

          LIQUIDITY AND CAPITAL RESOURCES

          The Company has incurred losses since inception of $21,266,660 and had working capital of $176,478 as of December 31, 1999 and had a working capital deficiency of $603,946 as of June 30, 1999. The future of the Company as an operating business will depend on its ability to (1) successfully market and sell its products, (2) obtain sufficient capital contributions and/or financing as may be required to sustain its current operations and to fulfill its sales and marketing activities, (3) achieve a level of sales adequate to support the Company's cost structure, and (4) ultimately achieve a level of profitability. Management's plan to address these issues includes (a) redirecting its marketing efforts of the Company's products and substantially increasing sales results, (b) continued exercise of tight cost controls to conserve cash, (c) raising additional long term financing, and (d) selling of its subsidiary.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)

          LIQUIDITY AND CAPITAL RESOURCES (Continued)

          The consolidated financial statements have been prepared on a going concern basis which contemplates the realization and settlement of liabilities and commitments in the normal course of business. The available funds at June 30, 1999, plus the limited revenue is not sufficient to satisfy the present cost structure. Management recognizes that the Company must generate additional resources to enable it to continue operations. Management plans include the continued expansion of the sale of its products and the sale of additional securities.

          Further, there can be no assurances, assuming the Company successfully raises additional funds that the Company will achieve profitability or positive cash flow from the sale of its products. In the event the Company is not able to secure sufficient funds on a timely basis necessary to maintain its current operations, it may cease all or part of its existing operations and/or seek protection under the bankruptcy laws.

          CONSOLIDATION POLICY

          The consolidated financial statements include the accounts of DVI and its wholly-owned subsidiary, InfoPak, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

          INVENTORY

          Inventory is stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventory consists of finished goods of $2,128 and $6,900 as of December 31, 1999 and June 30, 1999.

          EQUIPMENT, DEPRECIATION AND AMORTIZATION

          Equipment is stated at cost. Depreciation, which includes amortization of assets under capital lease is provided by the use of the straight-line method over the estimated useful lives of the assets as follows:

               Equipment                                   5 - 7 years
               Furniture and fixtures                      5 years

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)

          PATENT RIGHTS

          Costs incurred to acquire patent rights and the related technology are amortized over the shorter of the estimated useful life or the remaining term of the patent rights. In the event that the costs of patent rights and/or acquired technology are abandoned, the write-off will be charged to expenses in the period the determination is made to abandon them.

          ENGINEERING AND DEVELOPMENT COSTS

          The Company charges to engineering and development costs all items of a non-capital nature related to bringing "significant" improvement to its product. Such costs include salaries and expenses of employees and consultants, the conceptual formulation, design, and testing of the products and creation of prototypes. All such costs of a capital nature are capitalized.

          INCOME TAXES

          The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

          LOSS PER SHARE

          The Company adopted Statement of Financial Accounting Standards Statement No. 128, "Earnings Per Share" (FAS 128"), which is effective for fiscal years ending after December 15, 1997. FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

          CONCENTRATION OF CREDIT RISK

          The Company is subject to credit risk through trade receivables. The Company relies on a limited number of customers for its sales. The Company is in the process of building a customer base for its products and, therefore, the degree of risk is substantially higher until the base grows.

          The Company also relies on several key vendors to supply plastics and printing services. Although there are a limited number of vendors capable of fulfilling the Company's needs, the Company believes that other vendors could provide for the Company's needs on comparable terms. Abrupt changes could, however, cause a delay in processing and a possible inability to meet sales commitments on schedule, or a possible loss of sales, which would affect operating results adversely.

          STOCK-BASED COMPENSATION

          The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 1:   Summary of Significant Accounting Policies (Continued)

          INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

          The financial statements and all information in these notes as of and for the six months ended December 31, 1999 and 1998 are unaudited, but in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements, and include all adjustments necessary for the fair presentation of the results of the interim period. All adjustments reflected in the consolidated financial statements are of a normal recurring nature. The data disclosed in the notes to the consolidated financial statements for this period is also unaudited.

Note 2:   Cash

          The Company considers all highly liquid investments,  with an original
          maturity  of  three  months  or  less  when  purchased,   to  be  cash
          equivalents.

          The Company maintains its cash in banks located in Arizona. The total cash balances are insured by the FDIC up to $100,000 per financial institution. As of December 31, 1999 and June 30, 1999, there were no uninsured balances. As of December 31, 1999 $496,355 was held in a brokerage account which is fully insured.

Note 3:   Notes Receivable

          Notes receivable consists of the following:

                                             Interest
                                               Rate     Amount      Maturity
                                             --------  --------     --------
               Sale of Product Line (1)         11%    $360,506   September 2001
               Sale of InfoReaders (2)          10%      83,163   August 2001
                                                       --------
                                                        443,669
               Less allowance for bad debts             402,006
                                                       --------
                                                       $ 41,663
                                                       ========

     (1) On September 25, 1997, the Company sold one of its product lines for $410,000 (see Note 14). During February 1998, the terms of the note were modified. The payment period was changed to forty-eight months and the interest rate was increased to 11%. Effective September 1998, the modified terms provide for payments to be $11,533 per month. The Company has been unable to collect the required monthly payments. During the year ended June 30, 1999, the Company received three

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)

Note 3:   Notes Receivable (Continued)

          installments and a fee of $10,000 which was included as interest income. Management has determined that they are currently unable to collect the amounts due on the note. Accordingly, management has established a 100% allowance against this note. The Company has determined that it does not make economic sense to take back this product line and operate this aspect of the business. The Company will continue to pursue the collection of this note. As of December 31, 1999 no additional funds have been collected.

          (2) On March 1, 1998, the Company sold InfoReaders (hardware) to a customer for $100,000 and agreed to accept a note for $90,000 with payments commencing on September 1, 1998. The monthly installment is $2,904, including interest at 10% per annum for thirty-six months. The Company has not been able to collect the required monthly payments due on this note. The customer has filed for an arbitration hearing on the basis that the Company failed to provide data to support their customer base and is requesting payment of $1,000,000 for the lost business. The Company made provisions to acquire the data for the customer. However, the customer was unwilling to pay for the acquisition cost of the data and bring their account current. Accordingly, without the updated data and failure to pay the outstanding balance due the Company, there is no reason to support the system. No date has been set for the arbitration hearings. The Company has filed a counter-claim for full payment of the note. The Company has taken a $41,500 allowance against the balance due on the note as of June 30, 1999.

Note 4:   Deferred Costs

          Deferred costs as of December 31, 1999 and June 30, 1999 consists of the following:

                                            December 31, 1999     June 30, 1999
                                            -----------------     -------------
               Consulting contract              $227,956             $133,788
               Debt issuance costs                18,832               24,779
                                                --------             --------
                                                $246,788             $158,567
                                                ========             ========

          On April 5, 1999, the Company entered into a contract with a consultant. The fee for services for 36 months is $287,668 ($7,991 per month), or upon signing of the contract, the Company will issue $255,000 of the Company's common stock. The market value of the common stock on April 5, 1999 was $.1875 per share and 1,360,000 shares of

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 4:   Deferred Costs (Continued)

          registered common stock was issued (registered under Form S-8). In addition, the warrant price on previously issued 500,000 warrants will be reduced to $.10 per share. In accordance with the terms of the agreement either party may terminate or change the terms of this agreement with 30 days written notice. On May 28, 1999 the term of this agreement was modified and the term was reduced to 22 months. Under the provisions of the contract, the consultant is required to either return the shares or the cash equivalency of the reduction. Accordingly on May 28, 1999, the Company received a $100,000 payment from the consultant.

          The Company incurred debt issuance costs of $33,700 which is being amortized over 34 months, the term of the Series A convertible debentures.

          On July 29, 1999, the Company entered into a contract with a consultant. The fee for services for 36 months is $42,304 ($1,175 per month), or upon signing of the contract, the Company will issue $37,500 of the Company's common stock. The market value of the common stock on July 29, 1999 was $.375 per share and 100,000 shares of registered common stock was issued (registered under Form S-8). In accordance with the terms of the agreement either party may terminate or change the terms of this agreement with 30 days written notice. On August 24, 1999 the term of this agreement was modified and the term was reduced to 6 months. Under the provisions of the contract, the consultant is required to either return the shares or the cash equivalency of the reduction. Accordingly on August 24, 1999, the Company received a $30,000 payment from the consultant.

          On August 10, 1999, the Company entered into a contract with a consultant. The fee for services for 36 months is $169,216 ($4,700 per month), or upon signing of the contract, the Company will issue $150,000 of the Company's common stock. The market value of the common stock on August 10, 1999 was $.50 per share and 300,000 shares of registered common stock was issued (registered under Form S-8). In accordance with the terms of the agreement either party may terminate or change the terms of this agreement with 30 days written notice.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 5:   Patent Rights and Other Assets

                                               December 31, 1999   June 30, 1999
                                               -----------------   -------------
               Patent rights                       $ 58,426           $ 58,426
               Deposits                               4,100              4,100
               Trademark                                225                225
                                                   --------           --------
                                                     62,751             62,751
               Less accumulated amortization         29,087             27,050
                                                   --------           --------
                 Total                             $ 33,664           $ 35,701
                                                   ========           ========


Note 6:   Accounts Payable, Accrued Expenses and Other Liabilities

                                               December 31, 1999   June 30, 1999
                                               -----------------   -------------
               Accounts payable                    $206,355           $403,837
               Accrued expenses
                 Interest                           105,615             61,465
                 Salaries                            42,875             63,159

               Payroll taxes payable                  5,314              5,712
                                                   --------           --------
                 Total                             $380,159           $534,173
                                                   ========           ========

Note 7:   Short-Term Borrowings

          On May 26, 1998, the Company entered into a renewable one year agreement with a factor that provides advances up to $100,000 based on 80% of the face value of accounts receivable factored. As collateral for this funding, the Company has provided a security interest under the Uniform Commercial Code in all of the Company's assets and has guaranteed the collection of the receivable under recourse. Interest is charged at the rate of .0067 per day or 2% a month on outstanding borrowings. As of December 31, 1999 and June 30, 1999, there were no outstanding borrowings under this arrangement.

          During January through April 1999, the Company received short-term borrowings of $235,000. The loans were 12% convertible debentures, with due dates ranging from July 25, 1999 through October 29, 1999. The terms of the debenture provide for a three month extension if the debenture is not paid on the original due date. During the extension period, interest is calculated at the stated rate plus 3% through the extended due date (15%).

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)

Note 7:   Short-Term Borrowings (Continued)

          As of December 31, 1999 and June 30, 1999, the debentures are convertible into 685,000 shares of the Company's common stock.

          The Company also issued to the debenture holders three year warrants which expire January 25, 2002 to purchase the Company's common stock at $.25 per share for 85,000 warrants and at $.10 per share for 150,000 warrants.

          The warrants were valued at $39,300 by Black Scholes option pricing model. Accordingly, the debentures were discounted for the value allocated to the warrants and additional paid-in capital was recorded. As of June 30, 1999, additional interest expense of $18,067 was recorded and the remaining unamortized discount was $21,233. As of June 30, 1999, the discounted value of the debenture was $213,767.

          As of December 31, 1999, the short-term borrowings of $235,000 and related accrued interest is in default. The Company failed to pay the principal and interest payment on the notes. However, the Company extended an offer to the holders of the short-term notes to convert their debt and accrued interest to equity in the Company. The offer which was accepted by all of the existing note holders permits the conversion of debt into shares of the Company's common stock at $.375 per share. Interest on the short-term borrowings continues to accrue at 12% per annum until the filing of a registration statement is completed.

Note 8:   Long-Term Debt

          During July through September 1998, the Company through a private placement was able to borrow $485,000 through the issuance of Series A 12% convertible secured debentures.

          The debentures are due July 31, 2001. Interest is accrued and payable on July 31 of each year and the first interest payment is due July 31, 1999. In the event the Company fails to pay the debenture holders any accrued interest or principal the default rate is 16% from the due date through the date paid.

          On July 15, 1998, the Company entered into a security agreement with the debenture holders that grants a security interest in substantially all the assets of the Company.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 8:   Long-Term Debt (Continued)

          As of June 30, 1999, the debentures are convertible into 485,000 shares of the Company's common stock.

          The Company also issued to the debenture holders three year warrants which expire January 15, 2001 to purchase the Company's common stock at $.50 per share.

          The warrants were valued at $310,850 by using the Black Scholes option pricing model. Accordingly, the debentures were discounted for the value allocated to the warrants and additional paid-in capital was recorded. As of June 30, 1999 additional interest expense of $94,065 was recorded and the remaining unamortized discount was $216,785. As of December 31, 1999 the remaining unamortized discount was $164,977.

          As of December 31, 1999 ad June 30, 1999, the discounted value of the debentures was $320,023 and $268,215, respectively.

          On July 31, 1999, the Company failed to make an interest payment to the debenture holders. The Company extended an offer to the debenture holders to convert their debt and accrued interest to equity in the Company. The offer which was accepted by all of the existing debenture holders permits the conversion of debt into shares of the Company's common stock at $.375 per share. Interest on the debentures continues to accrue at 12% per annum until the filing of a registration statement is completed.

Note 9:   Leases

          The company leases certain equipment under a master lease agreement, which are classified as capital leases. The equipment leases have a five year term with an option to acquire the equipment for $1 at the end of the lease term. Leased capital assets included in equipment was as follows:

                                               December 31, 1999   June 30, 1999
                                               -----------------   -------------
               Equipment                           $138,912           $138,912
               Less accumulated
                  Amortization                       31,424             21,502
                                                   --------           --------
                                                   $107,488           $117,410
                                                   ========           ========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 9:   Leases (Continued)

          Future  minimum  payments,  by  year  and  in  the  aggregate,   under
          noncancellable capital leases and operating leases with terms of one year or more consist of the following:

                               December 31, 1999  June 30, 1999
               Years Ending    -----------------  -------------  June 30, 1999
                 June 30,                Capital Leases         Operating Leases
                 --------                --------------         ----------------
                   2000            $19,700           $39,400        $ 66,600
                   2001             39,400            39,400          33,800
                   2002             39,400            39,400              --
                   2003             29,550            29,550              --
                                    ------            ------        --------
                                   128,050           147,750        $100,400
                                                                    ========
          Amounts representing
            interest                35,244            45,165
                                    ------            ------
          Present value of net
            minimum payments        92,806           102,585
          Current portion           22,638            20,552
                                    ------            ------
          Long-term portion        $70,168           $82,033
                                   =======           =======

          The Company's rental expense for operating leases was approximately $69,100 in 1999 and $33,700 in 1998 and for the six months ended December 31, 1999 and 1998 rental expense was $33,668 and $28,604, respectively.

Note 10:  Commitments and Contingencies

          The Company has outstanding employment and consulting contracts that expire through June 30, 2001 as follows:

               Years Ending June 30,                                 Amount
               ---------------------                                --------
                      2000                                          $246,000
                      2001                                           102,500
                                                                    --------
                                                                    $348,500
                                                                    ========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 10:  Commitments and Contingencies (Continued)

          On June 22,1999, a customer filed a lawsuit demanding a claim for loss of value or market share for $1,000,000 under the provision of a distributorship contract that provides for arbitration on a material breach of contract. The suit was amended by the customer on July 6, 1999. To date the Company was never notified of a breach of contract for which the Company has a period of time to remedy the breach under the terms of the distributorship contract. The customer has breached the contract by failing to pay for products, licensing fees and failing to provide the Company with information on the number of updates needed for the units. The Company has filed a counter claim for payment of the entire amount of the note for product received by the customer and the outstanding accounts receivable balance. Management believes that this matter will be resolved favorably and will not have an adverse effect on its financial position.

          There are no other legal proceedings which the Company believes will have a material adverse effect on its financial position.

          The Company has not declared dividends on Series A or B Convertible Preferred Stock. The cumulative dividends in arrears through December 31, 1999 and June 30, 1999 was approximately $88,000.

Note 11:  Common Stock

          The shareholders of record at the close of business on December 5, 1997, voted on January 15, 1998, to approve a 1 for 25 reverse stock split effective that date. In this report, all per share calculations have been adjusted to give retroactive effect to a 1 for 25 reverse split.

          As of December 31, 1999, there are outstanding 5,817,210 of non-public warrants to purchase the Company's common stock at prices ranging from $0.10 to $12.50 with a weighted average price of $0.63 per share.

          As of December 31, 1999, there were 1,176,582 shares of various classes of Convertible Preferred Stock outstanding which can be converted to 1,515,833 shares of common stock.

          As of December 31, 1999, there were $485,000 of secured debentures which can be converted into 485,000 shares of the Company's common stock and $235,000 of short-term borrowings which can be converted into 685,000 shares of the Company's common stock.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 11:  Common Stock (Continued)

          The total number of shares of the Company's common stock that would have been issuable upon conversion of the outstanding debt, warrants and preferred stock equaled 8,503,043 shares as of December 31, 1999, and would be in addition to the 6,025,607 shares of common stock outstanding as of December 31, 1999.

          During August and September 1999, the Company issued 1,688 shares its Common Stock as a result of the conversion of 4,228 shares of Series C Convertible Preferred Stock.

          During the six months ended December 31, 1999, the Company issued 444,000 shares of its common stock to consultants for services valued at $210,000.

          During August 1999, the Company issued 166,730 shares of its common stock in lieu of cash to settle $62,398 of accounts payable.

          On July 15, 1999, the Company issued 90,000 shares of its stock in connection with the exercise of warrants.

          As of June 30, 1999, there are outstanding 4,746,710 of non-public warrants and options to purchase the Company's common stock at prices ranging from $.20 to $12.50 with a weighted average price of $.2339 per share.

          As of June 30, 1999, there were 130,810 shares of various classes of Convertible Preferred Stock outstanding which can be converted to 92,524 shares of common stock (see Note 11).

          As of June 30, 1999, there were short-term convertible debentures which can be converted to 685,000 shares of common stock.

          As of June 30, 1999, there were Series A convertible debentures which can be converted to 485,000 shares of common stock.

          The total number of shares of the Company's common stock that would have been issuable upon conversion of the outstanding warrants, options and preferred stock equaled 6,009,234 shares as of June 30, 1999, and would be in addition to the 5,138,192 shares of common stock outstanding as of June 30, 1999.

          The Company issued during the year ended June 30, 1999, 1,519,688 shares of the Company's common stock to consultants for services

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 11:  Common Stock (Continued)

          (including $133,788 as deferred) valued at $320,593 (average price per share $.21).

          During July 1997, 1,400,000 shares (pre-split) of the Company's common stock was sold to third parties in a private placement for $70,000 ($.05 per share).

          On July 14, 1997, the Company issued 1,818,182 (pre-split) shares of the Company's common stock in connection with the conversion of a $50,000 convertible debenture to common stock under a Regulation S offering ($.0275 per share).

          On September 30, 1997, the Company issued 1,666,666 (pre-split) shares of the Company's common stock to a third party for $75,000 under a Regulation S offering ($.045 per share).

          On December 30, 1997, the Company issued 1,000,000 (pre-split) shares of the Company's common stock in connection with the exercise of 1,000,000 warrants (pre-split) at $.10 per share.

          The Company issued 180,000 (pre-split) shares of the Company's common stock to consultants for services valued at $11,250 (average price per share $.0625).

          The Company issued to an employee 50,000 (pre-split) shares of the Company's common stock for compensation valued at $2,750 ($.055 per share).

          The Company issued 1,128,800 (pre-split) shares of the Company's common stock in connection with the conversion of preferred stock valued at $240,018.

          On April 8, 1998, the Company issued 564,840 post-split shares (14,121,000 pre-split shares) of the Company's common stock in connection with the conversion of short-term financing into units. Each unit consists of 16,000 (post-split) shares of the Company's common stock and 8,000 (post-split) redeemable common stock purchase warrants which provides the right to purchase 8,000 shares of the Company's common stock at $1.50 per share until February 28, 1999 and $2.00 per share until February 28, 2001. The unit price is $24,000. The Company sold 35.3 units.

          On June 12, 1998, the Company issued 800,000 (pre-split) shares of the Company's common stock in connection with the conversion of short-term financing into units, as described in the previous paragraph. The Company sold 2 units for $48,000.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 12:  Preferred Stock

          The Company raised, through the sale of these units, approximately $695,840 less offering costs of approximately $203,140 for net proceeds to the Company of $492,700.

          The Company has authorized 10,000,000 shares of $.001 par value per share Preferred Stock, of which the following were issued and outstanding:

                                   Allocated               Outstanding
                                   ---------               -----------
                                               December 31, 1999   June 30, 1999
                                               -----------------   -------------
             Series A Preferred      100,000          23,000           23,000
             Series B Preferred      200,000           3,500            3,500
             Series C Preferred    1,000,000          13,442           17,670
             Series D Preferred      375,000         375,000               --
             Series E Preferred    1,000,000         675,000               --
             Series P Preferred      600,000          86,640           86,640
                                   ---------       ---------          -------
          Total Preferred Stock    3,325,000       1,176,582          130,810
                                   =========       =========          =======

          The Company's Series A Convertible 5% Preferred Stock ("Series A Preferred"), 100,000 shares authorized, is convertible into common stock at the rate of 1.6 shares of common stock for each share of the Series A Preferred. Dividends from date of issue are payable from retained earnings, and have been accumulated on June 30 each year, but have not been declared or paid.

          The Company's Series B Convertible 8% Preferred Stock ("Series B Preferred") is convertible at the rate of 4 shares of common stock for each share of Series B Preferred. Dividends from date of issue are payable on June 30 from retained earnings at the rate of 8% per annum and have not been declared or paid.

          The  Company's  Series  C  Convertible   Preferred  Stock  ("Series  C
          Preferred") is convertible at a rate of 0.4 shares of common stock per share of Series C Preferred.

          The  Company's  Series  D  Convertible   Preferred  Stock  ("Series  D
          Preferred") is convertible at a rate of 2 shares of common stock per share of Series D Preferred.

          The  Company's  Series  E  Convertible   Preferred  Stock  ("Series  E
          Preferred") is convertible at a rate of 1 share of common stock per share of Series E Preferred.

          The  Company's  Series  P  Convertible   Preferred  Stock  ("Series  P
          Preferred") is convertible at a rate of 0.4 shares of common stock for each share of Series P Preferred.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 12:  Preferred Stock (Continued)

          The Company's Series A Preferred and Series B Preferred were issued for the purpose of raising operating funds. The Series C Preferred was issued to certain holders of the Company's 10% Secured Notes in lieu of accrued interest and also will be held for future investment purposes.

          The Series P Preferred was issued on September 12, 1995, to InfoPak shareholders in exchange for (1) all of the outstanding capital stock of InfoPak, (2) as signing bonuses for certain employees and a consultant of InfoPak, and (3) to satisfy InfoPak's outstanding debt obligations to certain shareholders.

          Shares of Series B Preferred were issued to holders of warrants to purchase such preferred stock. The funding for the exercise of these warrants was the exchange of $1,907,000 of principal amount of secured and unsecured notes.

          Shares of Series C Preferred were also issued in exchange for $262,750 of interest due under the secured and unsecured notes.

          The Company raised $375,000 net of offering costs of $37,500 through this issuance of 375,000 shares of its Series D Preferred. These shares were issued for the purpose of raising operating funds.

          The Company raised $675,000 net of offering costs of $57,000 through this issuance of 675,000 shares of its Series E Preferred. These shares were issued for the purpose of raising operating funds.

Note 13:  Stock Option Plan and Equity Incentive Plan

          The Company has adopted a stock option plan (the "Plan") covering 1,500,000 shares post-split (increased from 20,000 post-split by the Board of Directors on January 13, 1998) of the Company's common stock $.001 par value, pursuant to which officers, directors, key employees and consultants of the Company are eligible to receive incentive, as well as non-qualified stock options and Stock Appreciation Rights ("SAR's"). The Plan, which has been extended for 10 years by the Board of Directors on January 13, 1998, and expires September 2008, will be administered by the Board of Directors or a committee chosen therefrom. This plan must be formally approved by the stockholders of the Company. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 13:  Stock Option Plan and Equity Incentive Plan (Continued)

          from the date of grant at an exercise price, which is not less than the fair market value of the common stock on the date of the grant, except that the terms of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of common stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Board of Directors or a committee designated by the Board of Directors. SAR's which give the holder the privilege of surrendering such rights for the appreciation in the Company's common stock between the time of grant and the surrender, may be granted on any terms determined by the Board of Directors or committee designated by the Board of Directors. No SAR's have been granted.

          A summary of transactions under this Plan is as follows:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                                       Price
                                                         Shares      Per Share
                                                       ----------    ----------
          Options outstanding
            July 1, 1997                                       --    $       --
          Grants                                        1,300,000    $      .93
          Cancelled                                            --            --
                                                       ----------    ----------
          Options outstanding
            June 30, 1998                               1,300,000           .93
          Grants                                               --            --
          Cancelled                                    (1,300,000)         (.93)
                                                       ----------    ----------
          Options outstanding
            June 30, 1999                                      --    $       --
                                                       ==========    ==========
          Options exercisable
            at end of year                                     --    $       --
                                                       ==========    ==========

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 13:  Stock Option Plan and Equity Incentive Plan (Continued)

          The Company on June 13, 1996 adopted the 1996 Equity Incentive Plan (the "Plan") covering 10,000,000 shares of the Company's common stock $.001 par value, pursuant to which officers, directors, key employees and consultants of the Company are eligible to receive incentive, as well as non-qualified stock options, SAR's, and Restricted Stock and Deferred Stock. The Plan, which expires in June 2006, will be administered by the Compensation Committee of the Board of Directors. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price, which is not less than the fair market value of the common stock on the date of the grant, except that the terms of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of common stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Compensation Committee of the Board of Directors. SAR's which give the holder the privilege of surrendering such rights for the appreciation in the Company's common stock between the time of grant and the surrender, may be granted on any terms determined by the Compensation Committee of the Board of Directors.

          Restricted stock awards entitle the recipient to acquire shares for no cash consideration or for consideration determined by the Compensation Committee. The award may be subject to restrictions, conditions and forfeiture as the Committee may determine. Deferred stock award entitles recipient to receive shares in the future. Since inception of this plan in 1996 through December 31, 1999, 5,002,978 shares of common stock has been issued. For the year ended June 30, 1999, 1,519,688 shares of common stock have been issued at prices ranging from $.1875 to $.6562 per share. For the six months ended December 31, 1999, 444,000 shares of common stock have been issued at prices ranging from $.37 to $.625 per share. In addition, as of December 31, 1999, no options or SAR's have been granted. As of June 30, 1998, 7,200 (post-split) shares of common stock have been issued under this plan at prices ranging from $1.50 to $2.00 per share. In addition, as of June 30, 1998, no options or SAR's have been granted.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 13:  Stock Option Plan and Equity Incentive Plan (Continued)

          If the Company had elected to recognize compensation expense based on the fair value of stock plans as prescribed by FAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                          Year Ended June 30,
                                  Six Months Ended        ------------------
                                  December 31, 1999       1999          1998
                                  -----------------       ----          ----
          Net Loss - as reported      $(459,051)      $(1,465,812)   $(421,659)
          Net Loss - pro forma        $(459,051)      $(1,465,812)   $(855,464)
          Net Loss per share -
            as reported                   ($.08)            ($.37)       $(.14)
          Net Loss per share -
            pro forma                     ($.08)            ($.37)       $(.28)

          The weighted-average fair value at the date of grant for options granted in 1998 was $.93. The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model. The following weighted average assumptions were used: no dividends; expected volatility factor of .99; risk-free interest of 6.25%; and an expected life of five years. The compensation expense and pro forma net loss may not be indicative of amounts to be included in future periods. All references to the number of shares under option and option prices have been adjusted to reflect a 1 for 25 reverse stock split effective January 15, 1998.

Note 14:  Sale of Product Line

          On September 25, 1997, the Company sold one of its product lines, the real estate multiple listing data delivery system. The purchase price was $410,000 plus the assumption of a $59,247 contingent liability to a third party. At closing a promissory note for $410,000 was delivered to the Company. The terms of the note provided for 36 monthly installments of $13,330, including interest at 10% per annum, commencing on October 25, 1997. During February 1998, the terms of the note were modified. The payment period was changed to forty-eight months and the interest rate was increased to 11%. Effective September 1998, the modified terms provide for payments to be $11,533 per month. The Company has been unable to collect the required monthly payments (see Note 3).

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 15:  Income Taxes

          The tax effects of significant items comprising the Company's net deferred taxes as of June 30, 1999 were as follows:

          Deferred tax assets:
            Goodwill                                                $   311,000
            Net operating loss carryforwards                          6,207,000
                                                                    -----------
                                                                      6,518,000
          Deferred tax liabilities
            Allowance for bad debts                                     173,000
            Equipment                                                    79,000
            Patent rights                                                 4,000
                                                                    -----------
                                                                        256,000

          Net deferred tax asset                                      6,262,000
          Valuation allowance                                        (6,262,000)
                                                                    -----------
          Net deferred tax asset reported                           $        --
                                                                    ===========

          The change in valuation allowance for the year ended June 30, 1999 was increased by approximately $151,000.

          There was no provision for current income taxes for the years ended June 30, 1999 and 1998. Additionally there was no provision for current income taxes for the six months ended December 31, 1999 and 1998.

          The  federal  net  operating  loss   carryforwards   of  approximately
          $17,632,000 expires in various years through 2019. In addition the Company has state carryforwards of approximately $2,358,000.

          The Company has had numerous transactions in its common stock. Such transactions may have resulted in a change in the Company's ownership, as defined in the Internal Revenue Code Section 382. Such change may result in an annual limitation on the amount of the Company's taxable income which may be offset with its net operating loss carryforwards. The Company has not evaluated the impact of Section 382, if any, on its ability to utilize its net operating loss carryforwards in future years.

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 16:  Segment of Business Reporting

          The operations of the Company are divided into the following business segments for financial reporting purposes.

          *    Lithographically printed stereoscopic prints commonly referred to
               as  three-dimensional   prints  and   litho-graphically   printed
               animation.

          * Hardware and software information and audio playback systems and method products and programs.

          There are no intersegment or foreign sales. For the period ended December 31, 1999 three customers accounted for approximately 89% of the lithographic sales and two customers accounted for approximately 98% of the hardware and software information and playback systems. For the year ended June 30, 1999 three customers accounted for approximately 47% of the lithographic sales and two customers accounted for approximately 94% of the hardware and software information and playback systems.

          Financial information by business segments is as follows:

                                              Year Ended June 30, 1999
                                     -------------------------------------------
                                                      Hardware
                                     Lithographic   and Software    Consolidated
                                     ------------   ------------    ------------
          Net customer sales          $ 613,989       $ 127,912      $  741,901
          Interest income                    --          18,188          18,188
          Interest expense              207,726              --         207,726
          Operating loss               (852,174)        (22,093)       (874,267)
          Segment assets                469,526          61,447         530,973
          Depreciation and
            amortization                 33,955          12,217          46,172
          Bad debt expense on
            notes receivable                 --         402,006         402,006


                                         Six Months Ended December 31, 1999
                                     -------------------------------------------
                                                      Hardware
                                     Lithographic   and Software    Consolidated
                                     ------------   ------------    ------------
          Net customer sales          $  278,221      $  22,197      $  300,418
          Interest income                  5,084             --           5,084
          Interest expense               120,196             --         120,196
          Operating loss                (199,031)      (144,908)       (343,939)
          Segment assets               1,187,491         61,576       1,249,067
          Depreciation and
            amortization                  17,646            173          17,819

                 DIMENSIONAL VISIONS INCORPORATED AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                       YEARS ENDED JUNE 30, 1999 AND 1998
                 (Information pertaining to the six months ended
                    December 31, 1999 and 1998 is unaudited)


Note 17:  Subsequent Events

          The Company sold 1,250,000 shares of the Company's common stock for $787,500, net of estimated offering costs of $87,500, through a private placement of its common stock during August through October 7, 1999.

          The Company extended an offer to the debenture holders and certain creditors to convert their debt to equity in the Company. The offer which expires on October 15, 1999 permits the conversion of debt into shares of the Company's common stock at $.375 per share. As of October 7, 1999, the entire outstanding balance of $720,000 of debentures (discounted value $481,982 at June 30, 1999) and $60,748 of accounts payable will be converted to 2,081,995 shares of the Company's common stock. Interest on the debentures continues to accrue at 12% per annum until the filing of a registration statement is completed.

          The following pro-forma gives effect to the subsequent events as indicated in the above paragraphs as if the transactions occurred on June 30, 1999:

                                                      Actual        Pro-forma
                                                   ------------    ------------
          Current liabilities                      $    768,492    $    493,977

          Long-term debt                                268,215              --

          Obligations under capital lease net
            of current portion                           82,033          82,033
                                                   ------------    ------------
          Total liabilities                           1,118,740         576,010
                                                   ------------    ------------
          Stockholders' equity (deficiency)
            Preferred stock                                 131             131
            Additional paid-in capital                  658,170         658,170
                                                   ------------    ------------
                                                        658,301         658,301

            Common stock                                  5,138           8,470
            Additional paid-in capital               19,556,402      21,121,318
            Deficit                                 (20,807,608)    (20,807,608)
                                                   ------------    ------------
                                                       (587,767)        980,481
                                                   ------------    ------------
          Total liabilities and stockholders'
            equity (deficiency)                    $    530,973    $  1,556,491
                                                   ============    ============

======================================    ======================================

YOU   SHOULD    RELY   ONLY   ON   THE
INFORMATION CONTAINED IN THIS DOCUMENT
OR THAT WE HAVE  REFERRED  TO YOU.  WE
HAVE NOT AUTHORIZED  ANYONE TO PROVIDE
YOU   WITH    INFORMATION    THAT   IS       DIMENSIONAL VISIONS INCORPORATED
DIFFERENT.   THE   DELIVERY   OF  THIS
PROSPECTUS  AND ANY SALE  MADE BY THIS
PROSPECTUS  DOESN'T  IMPLY  THAT THERE
HAVEN'T BEEN CHANGES IN THE AFFAIRS OF
DIMENSIONAL  VISIONS SINCE THE DATE OF
THIS PROSPECTUS.  THIS PROSPECTUS DOES
NOT    CONSTITUTE    AN    OFFER    OR
SOLICITATION    BY   ANYONE   IN   ANY
JURISDICTION  IN WHICH  SUCH  OFFER OR
SOLICITATION  IS NOT  AUTHORIZED OR IN
WHICH THE PERSON  MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO
OR TO ANYONE TO WHOM IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION.

           TABLE OF CONTENTS                            11,422,475
                                                  SHARES OF COMMON STOCK
                                  PAGE
                                  ----
Prospectus Summary                  1
Risk Factors                        3
Market for Common Stock and
  Related Stockholder Matters       6
Dividend Policy                     6                 --------------
Management's Discussion and                             PROSPECTUS
  Analysis of Financial                               --------------
  Condition and Results of
  Operations                        7
Business of Dimensional Visions    11
Management                         15
Employment and Related Agreements  16
Certain Transactions               17
Principal Stockholders             19
Selling Stockholders               20
Plan of Distribution               29
Description of Securities          30
Legal Matters                      31
Experts                            31
Financial Statements              F-1


     DEALER    PROSPECTUS     DELIVERY
OBLIGATION.  UNTIL  MAY 11,  2000  (90
DAYS    AFTER   THE   DATE   OF   THIS
PROSPECTUS),   ALL  DEALERS  EFFECTING
TRANSACTIONS    IN   THE    REGISTERED
SECURITIES,     WHETHER     OR     NOT
PARTICIPATING IN THE DISTRIBUTION, MAY               FEBRUARY 11, 2000
BE REQUIRED  TO DELIVER A  PROSPECTUS.
THIS   DELIVERY   REQUIREMENT   IS  IN
ADDITION TO THE  OBLIGATION OF DEALERS
TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS  WITH  RESPECT  TO  THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================    ======================================

                        DIMENSIONAL VISIONS INCORPORATED

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is required by its Bylaws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that the Company is permitted to indemnify. The Company's Charter requires it to indemnify such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits the Company to indemnify its directors, officers, employees, or agents against expenses, including attorneys fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees, or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees, or agents of the Company must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. In addition, with respect to any criminal action or proceeding, the officer, director, employee, or agent must have had no reason to believe that the conduct in question was unlawful.

In derivative actions, the Company may only indemnify its officers, directors, employees, and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee, or agent is actually adjudged liable to the Corporation unless, and only to the extent that, the court in which the action was brought so determines.

The Company's Certificate of Incorporation permits the Company to indemnify its directors except in the event of: (1) a breach of the duty of loyalty to the Company or its stockholders; (2) an act or omission that involves intentional misconduct or a knowing violation of the law and an act or omission not in good faith; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) a transaction in which the potential indemnity received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee                                          $   2,544
Accounting Fees and Expenses                                  $   7,500
Legal Fees and Expenses                                       $  15,000
Printing Expenses                                             $   7,500
Miscellaneous                                                 $   4,456
                                                              ---------
         Total                                                $  37,000
                                                              =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 15, 1998, the Company completed a private placement (the "1998 Debt Private Placement") of $485,000 of its Series A 12% convertible secured debentures. The debentures are due July 31, 2001. Interest is accrued and payable on July 31 of each year. The Company also issued to the debenture holders three year warrants which expire January 15, 2001, to purchase the Company's common stock at $.50 per share. The 1998 Debt Private Placement was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the 1998 Debt Private Placement were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of approximately $451,050. All investors in the 1998 Debt Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Act.

On April 29, 1999, the Company completed a private placement (the "1999 Debt Private Placement") of $235,000 of its short-term debt securities. The loans were 12% convertible debentures with due dates ranging from July 25, 1999, through October 29, 1999. The Company also issued to the debenture holders three year warrants which expire January 25, 2002, to purchase the Company's common stock at $.25 per share for 85,000 warrants and $.10 per share for 150,000 warrants. The 1999 Debt Private Placement was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of
Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the 1999 Debt Private Placement were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of approximately $211,500. All investors in the 1999 Debt Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Act.

On September 1, 1999, the Company completed a private placement (the "Series D Private Placement") of 375,000 units of its securities (the "Units"), each unit consisting of one share of Series D Convertible Preferred Stock which is convertible into two shares of Common Stock of the Company and one warrant, exercisable at $0.25 and expiring 120 days after the date of effectiveness of a registration statement of the Company, at $1.00 per Unit, minimum investment $50,000. The Series D Private Placement was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of
Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Series D Private Placement were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of approximately $357,500. All investors in the Series D Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Act.

On December 30, 1999, the Company completed a private placement (the "Series E Private Placement") of 675,000 units of its securities (the "Units"), each unit consisting of one share of Series E Convertible Preferred Stock which is convertible into one share of Common Stock of the Company and one warrant, exercisable at $0.50 and expiring 120 days after the date of effectiveness of a registration statement of the Company, at $1.00 per Unit, minimum investment $50,000. The Series E Private Placement was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act") by virtue of
Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Series E Private Placement were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of approximately $618,000. All investors in the Series E Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Act.

ITEM 27. EXHIBITS

    Exhibit

    (a)  Exhibits

      3.1   Certificate of Incorporation, dated May 12, 1988
      3.2   Bylaws
      4.1 Certificate of Designation of Series A Convertible Preferred Stock, dated December 12, 1992
      4.2 Certificate of Designation of Series B Convertible Preferred Stock, dated December 22, 1993
      4.3 Certificate of Designation of Series P Convertible Preferred Stock, dated September 11, 1995
      4.4 Certificate of Designation of Series S Convertible Preferred Stock, dated August 28, 1995
      4.5 Certificate of Designation of Series C Convertible Preferred Stock, dated November 2, 1995
      4.6 Certificate of Designation of Series D and Series E Convertible Preferred Stock, dated August 25, 1999
      4.7   Form of Warrant Agreement to debt holders, dated January 15, 1998
      4.8   Form of Warrant Agreement to debt holders, dated April 8, 1998
      4.9 Form of Warrant Agreement to participants in Private Placement dated April 8, 1998
      4.10  Series A Convertible Secured Debenture
      4.11  Security Agreement for Series A Convertible Secured Debentures
      5.0   Opinion of Horwitz & Beam
      10.1  1996 Equity Incentive Plan
      10.2  1999 Stock Option Plan
      10.3 Agreement dated September 25, 1997 by and between InfoPak, Inc., DataNet Enterprises, LLC, and David and Staci Noles
      10.4  Lease Agreement, dated October 27, 1997
      10.5  Employment Agreement dated August 1, 1998, with John D. McPhilimy
      10.6  Employment Agreement dated November 1, 1997, with Bruce D. Sandig
      10.7  Employment Agreement dated November 1, 1997, with Roy D. Pringle
      21.1  Subsidiaries of the Registrant
      24.1 Consent of Horwitz & Beam (included in their opinion set forth in Exhibit 5 hereto)
      24.2  Consent of Gitomer & Berenholz, P.C.
      25.1  Power of Attorney (see signature page)
      27.1  Financial Data Schedule

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

     (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Dimensional Visions pursuant to the foregoing provisions, or otherwise, Dimensional Visions has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dimensional Visions will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

          (i)   Include any prospectus required by section 10(a)(3) of the Act;

          (ii)  Reflect   in  the   prospectus   any  facts  or  events   which,
                individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on February 10, 2000.

                                        DIMENSIONAL VISIONS INCORPORATED


                                        By: /s/ John D. McPhilimy
                                            ------------------------------------
                                            John D. Mcphilimy, President, Chief
                                            Executive Officer, Director

                                POWER OF ATTORNEY

     Each person whose signature appears appoints John D. McPhilimy as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

    Signature                         Title                          Date
    ---------                         -----                          ----

/s/ John D. McPhilimy      President, Chief Executive          February 10, 2000
-----------------------    Officer, Director
John D. McPhilimy


/s/ Roy D. Pringle         Vice President, Chief Financial     February 10, 2000
-----------------------    Officer, Director, Secretary
Roy D. Pringle


/s/ Bruce D. Sandig        Senior Vice President, Director     February 10, 2000
-----------------------
Bruce D. Sandig


/s/ Susan A. Gunther       Director                            February 10, 2000
-----------------------
Susan A. Gunther